                                                                   EXHIBIT 10.10

[LETTERHEAD OF VALUATION ASSOCIATES]


                    COMPLETE APPRAISAL - RESTRICTED REPORT

                                      OF

                            THE AGGREGATE VALUE OF
                    THE LEASED FEE AND FEE SIMPLE INTERESTS
                           OF PROPERTIES WITHIN THE
                             PROPERTY PORTFOLIO OF
                           CNL INCOME FUND IX, LTD.
                    CALENDAR YEAR ENDING DECEMBER 31, 1998

                                      FOR

              CNL INCOME FUND IX, LTD., AND ITS GENERAL PARTNERS,
                     MR. JAMES SENEFF, MR. ROBERT BOURNE,
                          AND CNL REALTY CORPORATION
                             400 EAST SOUTH STREET
                            ORLANDO, FLORIDA 32801

                                      BY

                 VALUATION ASSOCIATES REAL ESTATE GROUP, INC.
                           732 NORTH THORNTON AVENUE
                            ORLANDO, FLORIDA 32803

                          EFFECTIVE DATE OF APPRAISAL
                               DECEMBER 31, 1998

                                DATE OF REPORT
                                JANUARY 6, 1999

                                   VAI8-1309


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                               TABLE OF CONTENTS

               Introduction/Letter of Transmittal

       Tab A   Summary Discussion of Valuation Methodology
               & Cash Flows

       Tab B   Liquidation Value

               Addendum

               Additional General Assumptions, Special
               Assumptions and Limiting Conditions
               Brief Concept Overviews
               Industry Trends/Charts

                    COMPLETE APPRAISAL - RESTRICTED REPORT

[LETTERHEAD OF VALUATION ASSOCIATES]

January 6, 1999

CNL Income Fund IX, Ltd., and its General Partners
Mr. James Seneff, Mr. Robert Bourne, and CNL Realty Corporation
400 East South Street
Orlando, Florida 32801

RE: Aggregate market value of the leased fee and fee simple interests of the properties within the property portfolio of CNL Income Fund IX, Ltd.

Dear Sirs:

In response to your request, we have developed an estimate of the aggregate market value of the specific interests in the properties included in the above referenced portfolio. This portfolio contains 41 properties in 18 states. We have prepared this complete appraisal in a restricted format. The basis of the valuation was data which included rental rates, current lease data, certified to us to our satisfaction by the client described herein and affiliates, and other related market information available to us which we deemed reliable and relevant or material in our professional judgement. Property rights appraised in this assignment are the market values of the leased fee and fee simple interests and the effective date of valuation is December 31, 1998.

This is a Restricted Appraisal Report which complies with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it presents minimal discussion of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The report cannot be understood properly without additional information in the workfile of the appraiser. The appraiser is not responsible for unauthorized use of this report.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

It should be noted that the restricted report format has a use restriction that limits reliance on the report to the client and its agents, advisors, and representatives, and/or for the intended uses as described herein, and considers anyone else using the report as an unintended user.

The market data obtained during our research and analysis includes the rental rates and terms, expense information, and other property specific data on the parcels within the portfolio and in their respective markets. In addition, we have utilized appropriate data gleaned from other reliable sources in developing our value conclusions. All important data is hereby incorporated by reference and will be maintained in our permanent files.

The estimate of value was developed in conformance with the Uniform Standards of Professional Appraisal Practice (USPAP), as promulgated by the Appraisal Foundation, as well as the Uniform Standards of Professional Appraisal Practice and the Code of Ethics of the Appraisal Institute.

We have found it necessary to make certain uniform and standardized economic forecasts, which were based upon present and past economic conditions. We have no control over future legislation or economic changes which may affect the value of the individual properties which, taken as a whole, comprise the portfolio.

To the best of our knowledge and belief, the statements contained in this appraisal, as well as the opinions upon which they are based, are correct, subject to the assumptions and limiting conditions set forth in this document. We have no interest, either present or contemplated, in the properties appraised, and neither our employment nor our compensation is contingent upon the reporting of a predetermined value, or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

The appraisal value is based upon certain underlying Special Assumptions which are set forth in the following section. These are in addition to our standard General Assumptions and Limiting Conditions which are located in the addendum. The reader is referred to the appropriate section of the report regarding these matters.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

After thorough consideration of all factors involved in this assignment, it is our judgement that the Market Value of the Leased Fee and Fee Simple Interests in the properties within the portfolio of CNL Income Fund IX, Ltd., as of the effective date of valuation, December 31, 1998, is:

                                $36,820,000.00

We appreciate the opportunity to prepare this appraisal for you. If you have any questions, we would welcome your call.

Respectfully Submitted,
VALUATION ASSOCIATES REAL ESTATE GROUP, INC.


/s/ Edward P. Karabedian                     /s/ Laurence R. Goldenberg
Edward P. Karabedian, MBA                    Laurence R. Goldenberg, MBA, MURP
Principal                                    Vice President
General Associate Member of the Appraisal    State Certified General Appraiser
Institute                                    #RZ0001980
State Certified General Appraiser
#RZ0000782


/s/ Vincent Maldonado                        /s/ James R. White
Vincent Maldonado                            James R. White, MAI, SRA
Principal                                    Managing Director/Real Estate Group
General Associate Member of the Appraisal    State Certified General Appraiser
Institute                                    #RZ0001875
State Certified General Appraiser
#RZ0001249


/s/ Ben Abdallah
Ben Abdallah, MA
Associate

:dmh


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                                                                         Fund IX
                                                                          Page 1

                             CERTIFICATE OF VALUE
                             --------------------

We certify that, to the best of our knowledge and belief:

-     The statements of fact contained in this report are true and correct.

- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

- We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

- Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event, nor a specific loan amount or value.

- Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

- We have not made a personal inspection of the property that is the subject of this report.

- No one provided significant professional assistance to the persons signing this report.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.


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                                                                         Fund IX
                                                                          Page 2

In the final analysis, after thorough consideration given to all important factors in this valuation, including the specified Assumptions and Limiting Conditions, it is our judgement that the Aggregate Market Value of the Leased Fee and Fee Simple Interest of CNL Income Fund IX, Ltd., subject to the general assumptions and limiting conditions set forth herein as of the effective date of analysis, December 31, 1998, is:

                                $36,820,000.00

Respectfully Submitted,

VALUATION ASSOCIATES REAL ESTATE GROUP, INC.


/s/ Edward P. Karabedian             /s/ Vincent Maldonado
Edward P. Karabedian, MBA            Vincent Maldonado
Principal                            Principal
General Associate Member of the      General Associate Member of the Appraisal
Appraisal Institute                  Institute
State Certified General Appraiser    State Certified General Appraiser
#RZ0000782                           #RZ000980


/s/ Laurence R. Goldenberg           /s/ James R. White
Laurence R. Goldenberg, MBA, MURP    James R. White, MAI, SRA
Vice President                       Managing Director/Real Estate Group
State Certified General Appraiser    State Certified General Appraiser
#RZ0001249                           #RZ0001875
                                     Technical Desk Review Only

/s/ Ben Abdallah
Ben Abdallah, MA
Associate


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                                                         Fund IX
                                                                          Page 3

DEFINITIONS
-----------

In addition to estimating the Market Value of the Fund as requested by the client, we have also estimated the Liquidation Value. Moreover, and for clarification, we have explored the concept of Disposition Value which relates closely to the other concepts. The definitions of these classifications of value are as follows:

*Market Value: the most probable price which a specified interest in real property is likely to bring under all the following conditions:

  I.    Consummation of a sale as of a specified date.

  II.   Open and competitive market for the property interest appraised.

  III.  Buyer and seller each acting prudently and knowledgeably.

  IV.   Price not affected by undue stimulus.

  V.    Buyer and seller typically motivated.

  VI.   Both parties acting in what they consider their best interest.

  VII. Adequate marketing efforts made and a reasonable time allowed for exposure in the open market.

  VIII. Payment made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

  IX. Price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

*Disposition Value: the most probable price which a specified interest in real property is likely to bring under all of the following conditions:

  I. Consummation of a sale within a limited future marketing period specified by the client.

  II. Current actual market conditions for the property interest appraised.


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                                                                         Fund IX
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  III.  The buyer and seller are each acting prudently and knowledgeably.

  IV.   The seller is under compulsion to sell.

  V.    The buyer is typically motivated.

  VI.   Both parties are acting in what they consider their best interests.

  VII. Adequate marketing effort will be made in the limited time allowed for completion of a sale.

  VIII. Payment will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

  IX. The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

*Liquidation Value: the most probable price which a specified interest in real property is likely to bring under all of the following conditions:

  I. Consummation of a sale within a severely limited future marketing period specified by the client.

  II. Current actual market conditions for the property interest appraised.

  III.  The buyer is acting prudently and knowledgeably.

  IV.   The seller is under extreme compulsion to sell.

  V.    The buyer is typically motivated.

  VI. The buyer is acting in what he or she considers his or her best interests.

  VII. A limited marketing effort made and limited time allowed for the completion of sale.


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                                                                         Fund IX
                                                                          Page 5

  VIII. Payments will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

  IX. The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Discount Rate: A rate of return commensurate with perceived risk used to convert future payments or receipts to present value.

Leased Fee Estate: An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor or the leased fee owner and leased fee are specified by contract terms contained within the lease.

Fee Simple Estate: Absolute ownership unencumbered by any other interest or estate subject only to the four powers of government.

Reversion: A lump sum benefit that an investor receives or expect to receive at the termination of an investment.

Reversionary Right: The right to repossess and resume full and sole use and ownership of real property that has been temporarily alienated by a lease, an easement, etc.; may become effective at a stated time or under certain conditions, e.g., the termination of a leasehold, the abandonment of a right-of-way, the end of the estimated economic life of the improvements.

Overall Rate of Capitalization: An annual percentage rate that expresses the relationship between Net Operating Income and present worth or value for the entire investment or property. In mortgage-equity analysis (especially the Ellwood formulation), this is also termed the Composite Rate or Composite Overall Rate. This label reflects the fact that it incorporates pro rated capital appreciation or depreciation along with Net Operating Income.

Highest and Best Use: The reasonably probable and legal use of vacant land or an improved property which is physically possible, appropriately supported, financially feasible, and that results in the highest and best use.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                                                         Fund IX
                                                                          Page 6

Underlying Special Assumptions of the Valuation
-----------------------------------------------

In order to accurately and effectively complete the valuation process, the appraised value is predicated upon certain conditions. These are set forth as follows.

1. The client has furnished us with summarized data pertaining to such elements as, but not limited to, sales volumes, lease data, property specific data, etcetera, which it and its general partners have certified to us is true, correct, and complete in all material respects. For purposes of this analysis, it is assumed that the data are accurate, true and complete. It is recognized that it would not be possible to individually verify each physical lease and/or portion of the property data furnished to us. However, based upon our familiarity with these properties and the geographic markets in which they are located, nothing has come to our attention which would lead us to conclude that any of the information provided to us is inaccurate in any material respect. In instances where summarized data with respect to a particular property was not available, we have utilized projections for certain elements such as renewal option periods, rental rates and other data, which we have determined based upon our knowledge of the properties, and in some cases, our prior experience with the operators, and our knowledge of the geographic markets in which such properties are located.

2. We have completed the valuation of the subject portfolio without conducting personal inspections of each of the properties immediately prior to estimating their value. It is recognized that Valuation Associates Real Estate Group, Inc., or its related companies and/or representatives, has at various times in the past, inspected and appraised a majority of the properties in this portfolio and we are familiar with the various geographic market areas involved. Consequently, we have assumed, unless otherwise specified, based upon certificates provided to us by the client and its general partners, that each property is in good physical condition and continues to exhibit good functional utility and level of modernization in keeping with the current standards of the individual restaurant or retail brand.


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                                                                         Fund IX
                                                                          Page 7

3. It is assumed, based upon certificates provided to us by the client and its general partners, that each of the properties is free from any pending or proposed litigation, civil engineering improvements, or eminent domain proceedings which could affect the respective property's value unless so indicated.

4. Certain properties within the portfolio are presently under conversion construction. The client may have certified data to us relative to construction cost, lease information, building specifications, etc. We assume that this information, if provided, is complete, true and correct.

5. In our professional judgement and based upon our prior experience with the properties and our testing of selected data based on market information and databases available to us and which we deem reliable, it is reasonable for us to rely upon the certificates described herein.

6. For purposes of this assignment, unless otherwise specified, we believe that the existing building improvements represent the Highest and Best Use of the respective properties.

7. There are 14 properties within the portfolio which are under joint venture agreement; some of which appear in more than one Fund. As a result, we have allocated the respective proportionate value share to each respective fund separately.

8. The value estimate does not include furniture, fixtures and equipment in the respective stores, as these items are assumed to belong to the tenant and the valuation is based upon land and building only. As used herein, "furniture, fixtures and equipment" means those removable items which are necessary for the operation of the business, including items such as all kitchen equipment, seating, tables, smallwares, display cases, cash registers, intercom/music systems, window treatments, signage, and so forth. Other items such as heating and cooling systems, electrical service, restroom fixtures, water heaters, floor coverings, and landscaping, etc., are considered to be part of the real estate.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                                                         Fund IX
                                                                          Page 8

9. It has been our experience in the appraisal of restaurants that the total rent as a percentage of sales volume generally falls within a market derived range. For purposes of this assignment, we have not made an analysis of any lease renewals which may occur during the holding period in order to ascertain whether the future sales will fall within these parameters unless specified herein. Operators of stores currently performing at or above the average unit volume of the respective concept are assumed to exercise the options at the terms and conditions of the last lease term or as specified in the lease renewal option detail.

10. It is recognized that, generally, varied amounts of risk are inherent with the type of restaurant operator, whether corporate or private; single or multi-unit. Our judgement with respect to these risks is reflected in our valuation methodology described below.

11. As of this writing, Long John Silver's and Boston Market are protected by bankruptcy laws. Because of the uncertainty of the future of these companies, we have used market level rents as well as capitalization rates in the analysis of any vacated locations with respect to such tenants.

12. Additional General Assumptions and Limiting Conditions relied upon in the analysis may be found in the Addenda section of this report.

Purpose of the Appraisal
------------------------

The purpose of the appraisal was to estimate the aggregate market value and liquidation value of the leased fee and fee simple interests of properties within the referenced portfolio. The appraisal will be used for financial analysis and decision making in connection with the possible merger or acquisition of CNL Income Fund IX, Ltd. with and into CNL American Properties Fund, Inc. or its subsidiaries or affiliates, and evaluation by the limited partners of CNL Income Fund IX, Ltd., the financial advisers of CNL Income Fund IX, Ltd., and the general partners of CNL Income Fund IX, Ltd. regarding the acceptance and fairness of the types and amounts of consideration to be deliverable to the limited partners of CNL Income Fund IX, Ltd. in connection with such merger or acquisition.


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                                                                         Fund IX
                                                                          Page 9

Effective Date of Valuation
---------------------------

The effective date of valuation is December 31, 1998.

Highest and Best Use
--------------------

In this analysis, the highest and best use of a particular property which is currently operating and encumbered by a long term lease is assumed to be represented by the existing building improvements. The highest and best use of a property which has been closed is assumed to be commercial with contributory value attributable to the building improvements.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                                                         Fund IX
                                                                         Page 10

Valuation Methodology/Scope of Work
-----------------------------------

The portfolio consists of CNL Income Fund IX, Ltd., which comprises a total of 41 individual properties located in 18 states, of which 14 are joint ventures within various affiliated funds. There are 9 different operating restaurant concepts.

The properties were initially segregated by region since it has been observed that certain areas of the country tend to have value and demand characteristics that differ from others. The three defined regional areas are California, the western US (comprising Nevada, Arizona, Oregon, and Washington), and the remaining states within the Continental US which form the third region. There are no properties within the fund situated in Alaska or Hawaii or the US Territorial possessions.

Within each geographical region, the properties are further classified relative to their operational characteristics. These categories are either corporate multi-unit operators or private/single unit operator types. These differing operational structures tend to exhibit variable risk characteristics and cash flows.

The above categories are further delineated by their operational status. The sub-categories are identified as follows:

1.    Store Operating normally with rent being paid

2.    Closed store - corporate paying rent

3.    Closed store - franchisee paying rent

4.    Closed store - corporate in bankruptcy/no rent

5.    Closed store - private operator paying partial rent

6.    Closed store - franchisee paying no rent

7.    Closed store - private operator paying no rent

8.    Store under construction.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                                                         Fund IX
                                                                         Page 11

The appraisal of the market value in the leased fee and fee simple interests in the properties in the portfolio primarily involved the use of the Cost Approach and the Income Approach to Value as necessary. The Cost Approach was used only in instances where a reversionary value was required and the use of direct capitalization would not have been the method of choice. The Sales Comparison Approach was used if the valuation of the underlying land of a particular property were required and for select closed locations with no current contract rent. No truly comparable sales of large portfolios of comparable properties were found during our research phase; thereby rendering the Sales Comparison Approach for entire portfolios to be not applicable. Since the assignment principally involves the estimation of the aggregate market value of the leased fee and fee simple interests of the properties in the portfolio, the most applicable avenue to value is, in our professional judgement, the Income Approach utilizing the Discounted Cash Flow Analysis. However, we have compared the market value figures arrived at herein against comparative sale databases available to us and which we deem reliable, and have concluded that the market value herein stated is, with respect to individual properties, in the range of comparative individual property sales occurring in the general markets for such properties. As noted above, all data, reasoning, and analyses of the appraiser not specifically set forth herein is maintained in the appraiser's files.

Most of the properties within the portfolio are encumbered by long term leases. The remaining terms for fully owned properties range from 7 to 13 years exclusive of renewal options which may exist. The remaining terms for the joint venture properties range from 7 to 19 years exclusive of renewal options which may exist.

The value of the properties under the Income Approach is developed by the capitalization of the lease payments into present value utilizing a Discounted Cash Flow analysis. The annual lease payments were discounted based upon payments made monthly in advance. Income and expenses were on a calendar basis.


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                                                                         Fund IX
                                                                         Page 12

In addition to the value of the property's income stream, there will be a property reversion consisting of land, building improvements, or both. The value of the reversion at the end of the holding period was estimated and a discount factor applied for its conversion to present value. The 11th year's scheduled income was utilized in the calculation of the future value of the reversion as the estimate of future value of the reversion considers an investor's analysis of future income expectation. When viewed from the tenth year of the holding period, the eleventh or next year of the holding period thereby represents such expectation.

General Cash Flow Assumptions
-----------------------------

Certain other assumptions relative to the cash flow analysis were made. These include a ten year holding period, a 1% annual allowance for management fee and a flat amount of $200 per property per year for miscellaneous expenses such as bookkeeping, legal fees, and other pro-rata charges. Unless specified, no vacancy or collection loss was taken due to the non-cancellable long term leases. Where lease renewal options are available, we have assumed that they would be exercised, providing that the store was currently operating at or above the average unit volume for that particular concept, or anticipated future contract lease payments are at or below 15% of reported gross sales volume. The income stream of vacant stores with creditworthy corporate operators paying rent were discounted at the same rate as those same operators of operating stores.

In the valuation of those stores for which no sales volume data were available and with leases expiring during the holding period, we assume that the lease payments are no more than 15% of the store's current sales volume. Based upon our experience and professional judgement, we believe this to be a reasonable assumption because of the market data available to us as of the valuation date.

Where client certified data indicates either no percentage rent or a negative amount with respect to a particular store, we assume that this store's sales will not exceed the breakpoint (i.e., the level of sales at which percentage rent will become payable) during the holding period.


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                                                                         Fund IX
                                                                         Page 13

Percentage rent was computed based upon stabilized sales volume and lease terms. The payment of percentage rent, if any, is assumed to take place following the end of the applicable lease year.

The percentage rent portion of lease cash flows was discounted to present value at a rate approximately 400+/- basis points greater than that selected for the contract rent to reflect the increased risk involved with this type of income stream. A commensurate terminal capitalization rate spread on the percentage rent for this portion of the projected income was also utilized.

Any Checkers restaurant properties which may be found in the fund are reported to be ground leases only. Therefore, the reversion value indicates land value only. The value of the underlying land was projected to increase 2+/-% per annum during the holding period to account for inflationary demand pressure over the remaining lease term for these sites only.

Relative to properties that are currently vacant with no rent being paid, the estimate of market rent was based upon such factors as the property's listing information as provided by the client, our previous appraisal of the property (if performed), our appraisal of similar properties within that region or sub-market, limited discussions with specific market participants, and other relevant economic rental information within our proprietary database.

At the end of the ten year holding period, we have assumed that the properties would be sold in an orderly manner. We have utilized a 2.0% sales expense which encompasses any fees for brokerage or attorneys, applicable closing costs, and miscellaneous charges, which may be incurred by the fund upon disposition of the real estate assets exclusive of any buyer paid transaction costs associated with such disposition.

The contractual base rent portion of the lease cash flow was discounted to present value using discount rates chosen on a property by property basis, as specified below. The selection of the adopted property specific discount rate was based upon our site and tenant specific analysis of the risk involved. The segments of risk include those applicable to the market both general and specific, lessee/borrower risk and property risk. The final selection of the rates is the culmination of the analysis and interpretation of attitudes and expectation of market participants relative to a comparison with a variety of alternative investment vehicles and transactions. These include


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                                                                         Fund IX
                                                                         Page 14

stocks, bonds, other real estate investments, or various equity participations. Also considered in our analysis were the individual franchisor's company profile and strength gathered from sources such as stock reports, investor publications, trade journals, discussions with market participants, and other sources which we deem reliable in our professional judgement.

During the course of our analysis of CNL Income Fund IX, we have considered a variety of important factors including those noted above, we have utilized discount rates applicable to the income streams between 8.75% and 11.25%, whereas terminal capitalization rates applicable to the calculation of the reversions range between 9.50% and 12.00%, depending upon the property.

Although the assumptions set forth herein have served as an overall guide during the valuation process, and such assumptions are reasonable in our professional judgement, and based upon our experience in the relevant market, each individual property and its related information, data, and client-sourced documentation has been examined as necessary to derive the final value conclusion.

The following sections set forth the cash flows, operator and concept overviews, and certain other important statistical data referenced and relied upon during the course of our analysis.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

Fully Owned Properties
----------------------

Income Fund                     Fund 9                  Fund 9                     Fund 9                      Fund 9
Property #                        1                        2                          3                          4
% owned                         100.0%                  100.0%                     100.0%                     100.0%
Unit Ref#                     109-121308              109-121309                 109-361310                   109-361311
Status                         Occupied                Occupied                   Occupied                    Occupied
Concept                      Burger King              Burger King                    GC                         GC
Operator                 Carrols Corporation      Carrols Corporation     Golden Corral Corporation   Golden Corral Corporation
City                          Shelby, OH           Maple Heights, OH              Tyler, TX                Brownsville, TX
Date Acquired                  05/31/91                06/04/91                   08/31/90                      09/12/90
Building SF                     3,218                    3,475                     10,625                       10,625
Investment Type                  L&B                      L&B                        L&B                         L&B
Lease Expiration               05/30/11                06/03/11                   12/31/05                     12/31/05
% rent 1996                       $0                      $0                         $0                          $0
% rent 1997                       $0                      $0                         $0                        $8,362
Sales Vol 1993 ($K)             $1,181                   $690                      $2,652                      $2,756
Sales Vol 1994                  $1,388                   $729                      $2,490                      $2,850
Sales Vol 1995                  $1,632                   $784                      $2,498                      $2,256
Sales Vol 1996                  $1,630                   $825                      $2,489                      $2,713
Sales Vol 1997                  $1,575                   $778                      $2,408                      $3,018
Annualized 1998                 $1,615                   $848                      $2,461                      $3,262
% Rent Breakpoint                rent                    rent                  $2,917,406                  $2,685,516
Avge. Chain Unit Vol.        $1,100,000               $1,100,000               $1,738,000                  $1,738,000
Stab. Annual % Rent            $11,500                    $0                         $0                       $21,000
DISCOUNT RATE                   8.75%                    8.75%                      9.00%                       9.00%
TERMINAL CAP. RATE              9.50%                    9.50%                      9.75%                       9.75%
ESTIMATED VALUES              $1,001,726               $882,143                  $1,927,096                $1,937,872
Gross Rental Income
Year 1                         $84,828                  $82,370                   $171,444                   $157,531
Year 2                         $84,828                  $82,370                   $171,444                   $157,531
Year 3                         $84,828                  $82,370                   $171,444                   $157,531
Year 4                         $84,828                  $82,370                   $171,444                   $157,531
Year 5                         $84,828                  $82,370                   $171,444                   $157,531
Year 6                         $84,828                  $82,370                   $171,444                   $157,531
Year 7                         $84,828                  $82,370                   $171,444                   $157,531
Year 8                         $84,828                  $82,370                   $197,161                   $181,161
Year 9                         $84,828                  $82,370                   $197,161                   $181,161
Year 10                        $84,828                  $82,370                   $197,161                   $181,161
Year 11                        $84,828                  $82,370                   $197,161                   $181,161

Income Fund                     Fund 9                       Fund 9                 Fund 9
Property #                         5                           6                       7
% owned                         100.0%                       100.0%                 100.0%
Unit Ref#                     109-781312                   109-781314             109-251315
Status                         Occupied                     Occupied               Occupied
Concept                        Shoney's                     Shoney's                Denny's
Operator             Family Restaurant Group, Inc.   TPI Restaurants, Inc.     DenAmerica Corp.
City                          Bedford, IN                Windcrest, TX         Grand Prairie, TX
Date Acquired                  07/09/91                     08/12/91               08/20/91
Building SF                      5,439                       5,650                   4,398
Investment Type                   L&B                         L&B                     L&B
Lease Expiration               07/08/11                     08/11/06               08/19/11
% rent 1996                       $0                           $0                     $0
% rent 1997                       $0                           $0                     $0
Sales Vol 1993 ($K)             $1,479                       $2,020                  $623
Sales Vol 1994                  $1,499                       $2,012                  $639
Sales Vol 1995                  $1,244                       $1,990                  $588
Sales Vol 1996                  $1,254                       $1,989                  $571
Sales Vol 1997                  $1,185                       $1,895                  $596
Annualized 1998                 $1,047                       $1,928                  $639
% Rent Breakpoint             $1,706,204                   $2,409,589              $702,376

Avge. Chain Unit Vol.         $1,418,000                   $1,418,000             $1,193,000
Stab. Annual % Rent               $0                           $0                     $0

DISCOUNT RATE                   10.00%                       10.00%                 10.00%
TERMINAL CAP. RATE              10.75%                       10.75%                 10.75%
ESTIMATED VALUES              $1,198,039                   $1,480,097              $553,275

Gross Rental Income
Year 1                         $106,224                     $135,849                $58,554
Year 2                         $106,224                     $135,849                $58,554
Year 3                         $113,032                     $142,394                $58,554
Year 4                         $122,157                     $152,151                $58,554
Year 5                         $122,157                     $152,151                $58,554
Year 6                         $122,157                     $152,151                $58,554
Year 7                         $122,157                     $152,151                $58,554
Year 8                         $131,142                     $159,208                $58,554
Year 9                         $140,481                     $170,409                $58,554
Year 10                        $140,481                     $170,409                $58,554
Year 11                        $140,481                     $170,409                $58,554

Fully Owned Properties
----------------------

Income Fund                            Fund 9                  Fund 9                  Fund 9                   Fund 9
Property #                                8                       9                       10                      11
% owned                                 100.0%                  100.0%                  100.0%                  100.0%
Unit Ref#                             109-781316              109-121317              109-991319              109-781323
Status                                 Occupied                Occupied                Occupied                Occupied
Concept                                Shoney's               Burger King              Shell's                 Shoney's
Operator                        Restaurant Management     Centrum Foods, Inc      Shell's Seafood Rest  TPI Restaurants, Inc.
City                                 Wildwood, FL             Suwanee, GA           Copley Township,         Grenada, MS
Date Acquired                          08/21/91                08/26/91                  2007                  09/30/91
Building SF                             6,075                   2,820                    5,439                  5,480
Investment Type                          L&B                     L&B                      L&B                    L&B
Lease Expiration                      07/31/11                08/25/11                 06/29/05                09/29/06
% rent 1996                              $0                    $19,794                    $0                    $5,643
% rent 1997                              $0                    $3,175                     $0                    ($534)
Sales Vol 1993 ($K)                    $1,973                   $970                     n/a                    $1,566
Sales Vol 1994                         $1,832                  $1,062                    n/a                    $1,579
Sales Vol 1995                         $1,973                  $1,196                    n/a                    $1,624
Sales Vol 1996                         $2,013                  $1,293                    n/a                    $1,743
Sales Vol 1997                         $1,992                  $1,249                    n/a                    $1,810
Annualized 1998                        $2,022                  $1,252                   $2,423                  $1,840
% Rent Breakpoint                       rent                 $1,179,424                   $0                $1,881,166

Avge. Chain Unit Vol.                $1,418,000              $1,100,000               $1,870,000            $1,418,000
Stab. Annual % Rent                      $0                    $4,000                     $0                      $0

DISCOUNT RATE                          10.00%                   8.75%                   10.00%                  10.00%
TERMINAL CAP. RATE                     10.75%                   9.50%                   10.75%                  10.75%
ESTIMATED VALUES                     $1,614,350              $1,326,461                $890,139              $1,042,468

Gross Rental Income
Year 1                                 $152,309                $100,538                 $85,000                 $95,936
Year 2                                 $152,309                $100,538                 $85,000                 $95,936
Year 3                                 $152,309                $105,974                 $85,000                 $98,737
Year 4                                 $167,540                $115,619                 $85,000                $107,449
Year 5                                 $167,540                $115,619                 $93,500                $107,449
Year 6                                 $167,540                $115,619                 $93,500                $107,449
Year 7                                 $167,540                $115,619                 $93,500                $107,449
Year 8                                 $167,540                $121,870                 $93,500                $110,723
Year 9                                 $184,294                $132,962                 $93,500                $120,343
Year 10                                $184,294                $132,962                $102,850                $120,343
Year 11                                $184,294                $132,962                $102,850                $120,343

Income Fund                       Fund 9                   Fund 9                   Fund 9
Property #                          12                       13                       14
% owned                           100.0%                   100.0%                   100.0%
Unit Ref#                       109-781324               109-131371               109-781325
Status                           Occupied                 Occupied               Vacant/Rent
Concept                          Shoney's               Captain D's                Shoney's
Operator                   TPI Restaurants, Inc.   TPI Restaurants, Inc.    TPI Restaurants, Inc.
City                          Huntsville, AL           Huntsville, AL         Corpus Christi, TX
Date Acquired                    10/04/91                 10/04/91                 10/04/91
Building SF                        4,900                   2,665                    5,940
Investment Type                     L&B                     L&B                      L&B
Lease Expiration                 10/03/06                 10/03/06                 10/03/06
% rent 1996                       $3,408                   $2,070                     $0
% rent 1997                        ($79)                    $313                      $0
Sales Vol 1993 ($K)               $1,229                    $640                     n/a
Sales Vol 1994                    $1,158                    $670                     n/a
Sales Vol 1995                    $1,374                    $661                     n/a
Sales Vol 1996                    $1,319                    $716                     n/a
Sales Vol 1997                    $1,304                    $754                     n/a
Annualized 1998                   $1,219                    $816                     n/a
% Rent Breakpoint               $1,503,836                $830,755                   n/a

Avge. Chain Unit Vol.           $1,418,000                $780,000                   N/A
Stab. Annual % Rent                 $0                       $0                       $0

DISCOUNT RATE                     10.00%                    N/A                     10.00%
TERMINAL CAP. RATE                10.75%                    N/A                     10.75%
ESTIMATED VALUES                $1,791,039                   $0                   $1,409,248

                                                     combined with #12

Gross Rental Income

Year 1                            $164,802               (see # 12)                 $161,081
Year 2                            $164,802               (see # 12)                 $161,081
Year 3                            $168,362               (see # 12)                 $166,043
Year 4                            $184,578               (see # 12)                 $180,411
Year 5                            $184,578               (see # 12)                 $180,411
Year 6                            $184,578               (see # 12)                 $180,411
Year 7                            $184,578               (see # 12)                 $180,411
Year 8                            $189,933               (see # 12)                 $165,515
Year 9                            $206,727               (see # 12)                 $118,800
Year 10                           $206,727               (see # 12)                 $118,800
Year 11                           $206,727               (see # 12)                 $118,800

Fully Owned Properties
----------------------

Income Fund                    Fund 9                     Fund 9                       Fund 9                    Fund 9
Property #                       15                         16                           17                         18
% owned                        100.0%                     100.0%                       100.0%                     100.0%
Unit Ref#                    109-381326                 109-381327                   109-381328                 109-381329
Status                        Occupied                   Occupied                     Occupied                   Occupied
Concept                       Hardee's                   Hardee's                     Hardee's                   Hardee's
Operator             Flagstar Enterprises, Inc.  Flagstar Enterprises, Inc.  Flagstar Enterprises, Inc.  Flagstar Enterprises, Inc.

City                        Millbrook, AL              Farragut, TN               Greeneville, TN               Wooster, TN
Date Acquired                 10/09/91                   10/09/91                     10/09/91                    10/09/91
Building SF                     3,575                      3,496                       3,545                        3,583
Investment Type                  L&B                        L&B                         L&B                         L&B
Lease Expiration              10/08/11                   10/08/11                     10/08/11                    10/08/11
% rent 1996                    $2,532                       $0                        $12,754                        $0
% rent 1997                   ($2,885)                      $0                         ($900)                        $0
Sales Vol 1993 ($K)            $1,445                     $1,168                       $1,466                      $880
Sales Vol 1994                 $1,653                     $1,148                       $1,519                      $838
Sales Vol 1995                 $1,602                     $1,085                       $1,471                      $798
Sales Vol 1996                 $1,408                     $1,073                       $1,363                      $759
Sales Vol 1997                 $1,087                     $1,079                       $1,084                      $693
Annualized 1998                 $912                       $999                         $962                       $743
% Rent Breakpoint               rent                       rent                         rent                       rent

Avge. Chain Unit Vol.         $880,000                   $880,000                     $880,000                   $880,000
Stab. Annual % Rent              $0                         $0                           $0                         $0

DISCOUNT RATE                  10.25%                     10.25%                       10.25%                      10.25%
TERMINAL CAP. RATE             11.00%                     11.00%                       11.00%                      11.00%
ESTIMATED VALUES              $807,807                   $923,289                     $643,246                   $816,384

Gross Rental
Income
Year 1                         $76,232                    $87,105                      $60,738                    $77,040
Year 2                         $76,232                    $87,105                      $60,738                    $77,040
Year 3                         $78,455                    $89,645                      $62,510                    $79,287
Year 4                         $85,380                    $97,558                      $68,027                    $86,285
Year 5                         $85,380                    $97,558                      $68,027                    $86,285
Year 6                         $85,380                    $97,558                      $68,027                    $86,285
Year 7                         $85,380                    $97,558                      $68,027                    $86,285
Year 8                         $87,870                   $100,403                      $70,011                    $88,801
Year 9                         $95,626                   $109,265                      $76,190                    $96,639
Year 10                        $95,626                   $109,265                      $76,190                    $96,639
Year 11                        $95,626                   $109,265                      $76,190                    $96,639

Income Fund                 Fund 9                 Fund 9                     Fund 9
Property #                    19                     20                         21
% owned                     100.0%                 100.0%                     100.0%
Unit Ref#                 109-251331             109-381332                 109-381333
Status                     Occupied               Occupied                   Occupied
Concept                    Denny's                Hardee's                   Hardee's
Operator               DenAmerica Corp.   Flagstar Enterprises, Inc.   Flagstar Enterprises, Inc.
City                     Blufton, OH          Greeneville, SC               Auburn, AL
Date Acquired              10/10/91               10/21/91                   10/21/91
Building SF                 3,627                  3,576                       3,513
Investment Type              L&B                    L&B                         L&B
Lease Expiration           10/09/11               10/20/11                   10/20/11
% rent 1996                $29,281                   $0                       $7,222
% rent 1997                $29,071                   $0                       ($246)
Sales Vol 1993 ($K)          $903                  $1,185                     $1,207
Sales Vol 1994               $826                  $1,092                     $1,198
Sales Vol 1995               $836                   $901                      $1,170
Sales Vol 1996               $792                   $886                      $1,075
Sales Vol 1997               $709                   $830                       $990
Annualized 1998              $655                   $752                       $883
% Rent Breakpoint          $900,784                 rent                       rent

Avge. Chain Unit Vol.     $1,193,000              $880,000                   $880,000
Stab. Annual % Rent           $0                     $0                         $0

DISCOUNT RATE               10.00%                 10.25%                     10.25%
TERMINAL CAP. RATE          10.75%                 11.00%                     11.00%
ESTIMATED VALUES          $1,035,387              $992,662                   $544,574

Gross Rental Income
Year 1                      $92,288                $93,682                    $51,473
Year 2                      $92,288                $93,682                    $51,473
Year 3                      $94,595                $96,044                    $52,771
Year 4                      $106,131               $104,924                   $57,649
Year 5                      $106,131               $104,924                   $57,649
Year 6                      $106,131               $104,924                   $57,649
Year 7                      $106,131               $104,924                   $57,649
Year 8                      $108,784               $107,569                   $59,103
Year 9                      $122,050               $117,515                   $64,567
Year 10                     $122,050               $117,515                   $64,567
Year 11                     $122,050               $117,515                   $64,567

Fully Owned Properties
----------------------

Income Fund                      Fund 9                Fund 9              Fund 9            Fund 9                    Fund 9
Property #                        22                    23                  24                  25                      26
% owned                         100.0%                100.0%              100.0%              100.0%                  100.0%
Unit Ref#                     109-251334            109-251337          109-121341          109-561359             109-561360
Status                         Occupied              Occupied            Occupied             Vacant                Occupied
Concept                         Denny's               Denny's           Burger King           Perkins               Perkins
Operator                    DenAmerica Corp.      DenAmerica Corp.   Carrols Corporation   Brambury Associates  Brambury Associates

City                         Alliance, OH        N. Baltimore, OH       Watertown, NY       Williamsville, NY      Rochester, NY
Date Acquired                 10/23/91               11/22/91             11/12/91              12/20/91              12/20/91
Building SF                    4,165                  3,031                4,080                 4,570                 4,613
Investment Type                 L&B                    L&B                  L&B                   L&B                   L&B
Lease Expiration              10/22/11              11/21/11             11/11/11                 n/a                 12/19/11
% rent 1996                    $7,942                $9,871                 $0                    $0                    $0
% rent 1997                   $18,218               $15,736                 $0                    $0                    $0
Sales Vol 1993 ($K)            $687                   $670                $1,020                  n/a                 $1,616
Sales Vol 1994                 $685                   $702                $1,077                  n/a                 $1,502
Sales Vol 1995                 $713                   $706                $1,102                  n/a                 $1,442
Sales Vol 1996                 $663                   $720                $1,098                  n/a                 $1,377
Sales Vol 1997                 $619                   $649                $1,061                  n/a                 $1,413
Annualized 1998                $581                   $601                $1,195                  n/a                 $1,316
% Rent Breakpoint            $760,251               $674,180               rent                   n/a              $1,895,084

Avge. Chain Unit Vol.      $1,193,000             $1,193,000            $1,100,000                N/A              $1,495,000
Stab. Annual % Rent            $0                     $0                    $0                    $0                    $0

DISCOUNT RATE                10.00%                 10.00%                8.75%                 11.25%                 9.75%
TERMINAL CAP. RATE           10.75%                 10.75%                9.50%                 12.00%                10.50%
ESTIMATED VALUES            $891,805              $749,799              $886,792               $757,617             $1,591,103

Gross Rental Income
Year 1                       $79,513               $66,977               $82,803                $45,700               $143,111
Year 2                       $79,513               $66,977               $82,803                $91,400               $143,111
Year 3                       $81,501               $67,814               $82,803                $91,400               $143,904
Year 4                       $91,440               $77,023               $82,803                $91,400               $160,284
Year 5                       $91,440               $77,023               $82,803                $91,400               $160,284
Year 6                       $91,440               $77,023               $82,803                $93,685               $160,284
Year 7                       $91,440               $77,023               $82,803                $95,970               $160,284
Year 8                       $93,726               $77,986               $82,803                $95,970               $161,173
Year 9                      $105,156               $88,577               $82,803                $95,970               $179,519
Year 10                     $105,156               $88,577               $82,803                $95,970               $179,519
Year 11                     $105,156               $88,577               $82,803                $98,369               $179,519

Income Fund                 Fund 9
Property #                    27
% owned                     100.0%
Unit Ref#                 109-122286
Status                     Occupied
Concept                   Burger King
Operator              Carrols Corporation
City                      Carrboro, NC
Date Acquired               12/12/96
Building SF                  3,374
Investment Type               L&B
Lease Expiration           05/30/11
% rent 1996                   $0
% rent 1997                   $0
Sales Vol 1993 ($K)          n/a
Sales Vol 1994               n/a
Sales Vol 1995               n/a
Sales Vol 1996               n/a
Sales Vol 1997              $1,274
Annualized 1998             $1,370
% Rent Breakpoint            rent

Avge. Chain Unit Vol.     $1,100,000
Stab. Annual % Rent           $0

DISCOUNT RATE               8.75%
TERMINAL CAP. RATE          9.50%
ESTIMATED VALUES           $990,562

Gross Rental Income
Year 1                      $92,469
Year 2                      $92,469
Year 3                      $92,469
Year 4                      $92,469
Year 5                      $92,469
Year 6                      $92,469
Year 7                      $92,469
Year 8                      $92,469
Year 9                      $92,469
Year 10                     $92,469
Year 11                     $92,469

Joint Venture Properties
------------------------
(Income Fund 9)

Income Fund                                         JV Funds 7,8,9        JV Funds 7,8,9               JV Funds 7,8,9
Property #                                               16                     17                           18
% owned                                                 45.2%                  45.2%                        45.2%
Unit Ref#                                            317-121343              317-121344                  317-121345
Status                                                Occupied                Occupied                    Occupied
Concept                                              Burger King             Burger King                 Burger King
Operator                                        Burger King Corporation  Burger King Corporation    Burger King Corporation
City                                                 Columbus, OH           San Antonio, TX              Pontiac, MI
Date Acquired                                         09/27/91                 09/27/91                   09/27/91
Building SF                                            3,006                    4,265                      3,314
Investment Type                                         L&B                      L&B                        L&B
Lease Expiration                                      09/26/05                09/26/05                   09/26/05
% rent 1996                                            $1,637                    $0                         $0
% rent 1997                                            $2,706                    $0                         $0
Sales Vol 1993 ($K)                                    $1,142                  $1,652                     $1,084
Sales Vol 1994                                         $1,182                  $1,288                     $1,076
Sales Vol 1995                                         $1,256                  $1,073                     $1,095
Sales Vol 1996                                         $1,217                   $935                       $969
Sales Vol 1997                                         $1,142                   $821                       $832
Annualized 1998                                        $1,259                   $798                       $893

Avge. Chain Unit Vol.                                $1,100,000             $1,100,000                 $1,100,000
Stab. Annual % Rent                                    $5,000                   $0                         $0

DISCOUNT RATE                                           8.75%                  8.75%                      8.75%
TERMINAL CAP. RATE                                      9.50%                  9.50%                      9.50%
ESTIMATED VALUES                                      $497,686               $461,302                   $596,429

VALUE AFTER PARTIAL                                   $497,686               $461,302                   $596,429
 INTEREST DISCOUNT

Gross Rental Income
Year 1                                                 $97,568               $95,265                    $123,112
Year 2                                                 $97,568               $95,265                    $123,112
Year 3                                                 $97,568               $95,265                    $123,112
Year 4                                                 $97,568               $95,265                    $123,112
Year 5                                                 $97,568               $95,265                    $123,112
Year 6                                                 $97,568               $95,265                    $123,112
Year 7                                                 $97,568               $95,265                    $123,112
Year 8                                                 $97,568               $95,265                    $123,112
Year 9                                                 $97,568               $95,265                    $123,112
Year 10                                                $97,568               $95,265                    $123,112
Year 11                                                $97,568               $95,265                    $123,112

Income Fund                       JV Funds 7,8,9                   JV Funds 7,8,9                   JV Funds 7,8,9
Property #                            19                               20                               21
% owned                              45.2%                           45.2%                             45.2%
Unit Ref#                         317-121346                       317-121347                       317-121348
Status                             Occupied                         Occupied                         Occupied
Concept                          Burger King                       Burger King                      Burger King
Operator                    Burger King Corporation          Burger King Corporation           Burger King Corporation
City                             Raceland, LA                    New Castle, IN                     Hastings, MN
Date Acquired                      09/27/91                         09/27/91                          09/27/91
Building SF                         2,706                            2,082                             3,396
Investment Type                     L&B                               L&B                               L&B
Lease Expiration                 09/26/05                          09/26/05                          09/26/05
% rent 1996                        $387                            $10,471                            $1,344
% rent 1997                       $6,999                           $41,010                            $5,204
Sales Vol 1993 ($K)               $1,211                            $1,170                             $912
Sales Vol 1994                    $1,297                            $1,379                             $941
Sales Vol 1995                    $1,313                            $1,562                             $985
Sales Vol 1996                    $1,370                            $1,654                             $976
Sales Vol 1997                    $1,426                            $1,737                             $983
Annualized 1998                   $1,341                            $1,828                            $1,022

Avge. Chain Unit Vol.           $1,100,000                       $1,100,000                         $1,100,000
Stab. Annual % Rent               $6,000                           $43,000                             $4,500

DISCOUNT RATE                      8.75%                            8.75%                              8.75%
TERMINAL CAP. RATE                 9.50%                            9.50%                              9.50%
ESTIMATED VALUES                 $579,776                         $654,998                           $406,927
VALUE AFTER PARTIAL
 INTEREST DISCOUNT               $579,776                         $654,998                           $406,927

Gross Rental
Income
Year 1                           $113,446                          $90,504                           $79,384
Year 2                           $113,446                          $90,504                           $79,384
Year 3                           $113,446                          $90,504                           $79,384
Year 4                           $113,446                          $90,504                           $79,384
Year 5                           $113,446                          $90,504                           $79,384
Year 6                           $113,446                          $90,504                           $79,384
Year 7                           $113,446                          $90,504                           $79,384
Year 8                           $113,446                          $90,504                           $79,384
Year 9                           $113,446                          $90,504                           $79,384
Year 10                          $113,446                          $90,504                           $79,384
Year 11                          $113,446                          $90,504                           $79,384

Income Fund                                  JV Funds 9,10
Property #                                          22
% owned                                            50.0%
Unit Ref#                                        318-121376
Status                                            Occupied
Concept                                          Burger King
Operator                                    Burger King Corporation
City                                            Lafayette, LA
Date Acquired                                     03/30/92
Building SF                                         2,725
Investment Type                                      L&B
Lease Expiration                                   03/29/06
% rent 1996                                           $0
% rent 1997                                           $0
Sales Vol 1993 ($K)                                  $1,154
Sales Vol 1994                                       $1,297
Sales Vol 1995                                       $1,230
Sales Vol 1996                                       $1,201
Sales Vol 1997                                       $1,190
Annualized 1998                                      $1,065

Avge. Chain Unit Vol.                              $1,100,000
Stab. Annual % Rent                                    $0

DISCOUNT RATE                                          8.75%
TERMINAL CAP. RATE                                     9.50%
ESTIMATED VALUES                                      $575,332
VALUE AFTER PARTIAL INTEREST DISCOUNT                 $575,332

Gross Rental Income
Year 1                                                $107,382
Year 2                                                $107,382
Year 3                                                $107,382
Year 4                                                $107,382
Year 5                                                $107,382
Year 6                                                $107,382
Year 7                                                $107,382
Year 8                                                $107,382
Year 9                                                $107,382
Year 10                                               $107,382
Year 11                                               $107,382

Total Value of Joint Venture Properties:                    $8,131,460
Add Total Value of Fully Owned Properties:                 $28,684,981
                                                       ---------------
Total Value of Income Fund 9:                              $36,816,441
                                                           $36,820,000 (R)

Joint Venture Properties
------------------------
(Income Fund 9)

Income Fund                          JV Funds 9,10             JV Funds 9,10            JV Funds 9,10             JV Funds 9,10
Property #                                 23                        24                     25                        26
% owned                                   50.0%                     50.0%                 50.0%                      50.0%
Unit Ref#                              318-121374                318-121375            318-121373                  318-121377
Status                                  Occupied                  Occupied               Occupied                   Occupied
Concept                                Burger King               Burger King              Burger King             Burger King
Operator                         Burger King Corporation   Burger King Corporation  Burger King Corporation    BK Acquisition, Inc.
City                                   Greensboro, NC             Metairie, LA            Pontiac, IL               Nashua, NH
Date Acquired                             03/30/92                  03/30/92               03/30/92                  03/30/92
Building SF                                3,029                      2,204                 2,930                      6,003
Investment Type                             L&B                        L&B                   L&B                        L&B
Lease Expiration                          03/29/06                  03/29/06               03/29/06                  03/29/06
% rent 1996                                  $0                        $0                     $0                        $0
% rent 1997                                  $0                      $1,003                   $0                        $0
Sales Vol 1993 ($K)                         $896                      $808                   $837                     $1,418
Sales Vol 1994                             $1,027                     $802                   $901                     $1,297
Sales Vol 1995                             $1,068                     $759                   $924                     $1,271
Sales Vol 1996                             $1,033                     $892                   $720                     $1,199
Sales Vol 1997                              $964                      $945                   $676                     $1,135
Annualized 1998                             $903                     $1,018                  $753                     $1,289

Avge. Chain Unit Vol.                    $1,100,000                $1,100,000             $1,100,000                $1,100,000
Stab. Annual % Rent                          $0                      $7,000                   $0                        $0

DISCOUNT RATE                              8.75%                     8.75%                  8.75%                      8.75%
TERMINAL CAP. RATE                         9.50%                     9.50%                  9.50%                      9.50%
ESTIMATED VALUES                          $471,578                  $506,198               $434,121                   $692,134
VALUE AFTER PARTIAL INTEREST DISC         $506,198                  $434,121               $471,578                   $692,134

Gross Rental Income
Year 1                                     $94,503                   $73,802                $88,053                   $129,142
Year 2                                     $94,503                   $73,802                $88,053                   $129,142
Year 3                                     $94,503                   $73,802                $88,053                   $129,142
Year 4                                     $94,503                   $73,802                $88,053                   $129,142
Year 5                                     $94,503                   $73,802                $88,053                   $129,142
Year 6                                     $94,503                   $73,802                $88,053                   $129,142
Year 7                                     $94,503                   $73,802                $88,053                   $129,142
Year 8                                     $94,503                   $73,802                $88,053                   $129,142
Year 9                                     $94,503                   $73,802                $88,053                   $129,142
Year 10                                    $94,503                   $73,802                $88,053                   $129,142
Year 11                                    $94,503                   $73,802                $88,053                   $129,142

Income Fund                                   JV Funds 9,10               JV Funds 9,10,11            JV Funds 3,9
Property #                                         27                            31                        51
% owned                                           50.0%                         27.3%                     67.2%
Unit Ref#                                      318-121378                    324-121417                341-412569
Status                                          Occupied                      Occupied                  Occupied
Concept                                        Burger King                   Burger King                  IHOP
Operator                                   BK Acquisition, Inc.         Burger King Corporation   IHOP Properties, Inc.
City                                             Dover, NH                     Ashland, NH            Englewood, CO
Date Acquired                                     03/30/92                      10/01/92                07/16/97
Building SF                                        7,316                         6,152                    4,793
Investment Type                                     L&B                           L&B                      L&B
Lease Expiration                                  03/29/06                     06/28/06                 07/15/17
% rent 1996                                          $0                           $0                       $0
% rent 1997                                          $0                         $21,857                    $0
Sales Vol 1993 ($K)                                $1,434                        $1,337                    n/a
Sales Vol 1994                                     $1,363                        $1,152                    n/a
Sales Vol 1995                                     $1,386                        $1,133                    n/a
Sales Vol 1996                                     $1,406                        $1,125                    n/a
Sales Vol 1997                                     $1,418                        $1,099                  $1,423
Annualized 1998                                    $1,499                        $1,161                  $1,416

Avge. Chain Unit Vol.                            $1,100,000                    $1,100,000              $1,248,000
Stab. Annual % Rent                                  $0                            $0                      $0

DISCOUNT RATE                                       8.75%                         8.75%                   9.50%
TERMINAL CAP. RATE                                  9.50%                         9.50%                  10.25%
ESTIMATED VALUES                                  $718,893                      $356,671               $1,179,415
VALUE AFTER PARTIAL INTEREST DISCOUNT             $718,893                      $356,671               $1,179,415


Gross Rental Income
Year 1                                            $134,127                      $121,897                $158,419
Year 2                                            $134,127                      $121,897                $158,419
Year 3                                            $134,127                      $121,897                $158,419
Year 4                                            $134,127                      $121,897                $165,019
Year 5                                            $134,127                      $121,897                $174,260
Year 6                                            $134,127                      $121,897                $174,260
Year 7                                            $134,127                      $121,897                $174,260
Year 8                                            $134,127                      $121,897                $174,260
Year 9                                            $134,127                      $121,897                $181,521
Year 10                                           $134,127                      $121,897                $191,687
Year 11                                           $134,127                      $121,897                $191,687

                                                                         Fund IX
                                                                         Page 16

                               LIQUIDATION VALUE

In addition to estimating the Market Value of the income fund as requested by the client we have also estimated the Liquidation Value. Moreover, and for clarification, we have explored the concept of Disposition Value which relates closely to the other concepts. The definitions of these classifications of value are as follows:

1. Market Value: the most probable price which a specified interest in real property is likely to bring under all the following conditions:

      -     Consummation of a sale as of a specified date.

      -     Open and competitive market for the property interest appraised.

      -     Buyer and seller each acting prudently and knowledgeably.

      -     Price not affected by undue stimulus.

      -     Buyer and seller typically motivated.

      -     Both parties acting in what they consider their best interest.

      - Adequate marketing efforts made and a reasonable time allowed for exposure in the open market.

      - Payment made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

      - Price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

2. Disposition Value: the most probable price which a specified interest in real property is likely to bring under all of the following conditions:

      - Consummation of a sale within a limited future marketing period specified by the client.

      - Current actual market conditions for the property interest appraised.

      -     The buyer and seller are each acting prudently and knowledgeably.

      -     The seller is under compulsion to sell.

      -     The buyer is typically motivated.

      -     Both parties are acting in what they consider their best interests.


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                                                                         Fund IX
                                                                         Page 17

      - Adequate marketing effort will be made in the limited time allowed for completion of a sale.

      - Payment will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

      - The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

3. Liquidation Value: the most probable price which a specified interest in real property is likely to bring under all of the following conditions:

      - Consummation of a sale within a severely limited future marketing period specified by the client.

      - Current actual market conditions for the property interest appraised.

      -     The buyer is acting prudently and knowledgeably.

      -     The seller is under extreme compulsion to sell.

      -     The buyer is typically motivated.

      - The buyer is acting in what he or she considers his or her best interests.

      - A limited marketing effort made and limited time allowed for the completion of sale.

      - Payments will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

      - The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

As noted above, Market Value implies "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably, and assuming the price is not affected by undue stimulus." Under this definition, both parties are typically motivated. Each party is well advised and well informed and each is acting in what they consider their own best interests. A reasonable time is allowed for exposure in the open market.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                                                         Fund IX
                                                                         Page 18

Several of the portions of this definition vary considerably from that of Disposition Value and Liquidation Value. The first item is the marketing period. Market Value implies a reasonable marketing time in the open market. Disposition Value implies a limited marketing period specified by the client. Liquidation Value is based upon a severely limited marketing period as client specified.

The second prime difference is in the area of stimulus. Market Value implies that the sale is not affected by undue stimulus. Disposition Value assumes that the seller is under compulsion to sell, whereas Liquidation Value is based upon the seller being under extreme compulsion to sell.

The next issue deals with motivation, which relates closely to the preceding. Market Value implies typical motivation by both buyer and seller. Disposition Value and Liquidation Value are based upon only the buyer being typically motivated.

The fourth major difference pertains to both of the parties acting in their own best interests. Market Value and Disposition Value are based upon this concept. Liquidation Value on the other hand, implies that only the buyers are acting in what they consider their best interests.

In order to complete a sale of the entire fund, we have assumed that the sale of each property in the fund will be implemented on a property-by-property basis rather than in bulk. This allows for maximizing the prices to be received within the limitations of the definition of Liquidation Value. Moreover, we have also assumed that each property in the fund will be marketed and sold individually throughout the investment community. The small investor interested in just one property will vie in this market with an investor such as a pension fund who may be interested in all of the properties within the fund. No discounts for bulk sales were considered in this analysis.

The last principal difference between the definitions lies in the area of the degree of marketing effort. Market Value and Disposition Value are based upon an "adequate" marketing effort, in contrast to that of Liquidation Value which states that there will be only a limited effort.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                                                         Fund IX
                                                                         Page 19

The sale of the properties based upon Liquidation Value as considered in this assignment requires a modification of the definition for this class of value. In order to comply with the underlying conditions of the appraisal assignment, we have found it necessary to make the assumption that an aggressive marketing effort will be made rather than a limited effort as noted in the definition. This will require additional expense for printing, mailings, telephone, travel and general allocated overhead on behalf of the seller. Also considered was an amount for contingency. This relates to unforseen expenses which can affect any and/or all of the expense categories. We have allowed one half of one percent of the appraised present value of each property as a reasonable amount for the increased marketing effort and contingency.

It is also our judgement that the seller will incur brokerage commissions on the sales. Since the client has requested that we consider time to be of the essence in light of Liquidation Value, we are of the opinion that to enlist the aid of the brokerage community would be a prudent decision. Based upon our analysis we have selected a 2% commission structure to be applied to the present values developed. This percentage is well supported in the market.

Another expense which must be considered are those involved with the transaction. Attorneys fees, consultants and appraisal fees, transfer taxes, surveys, title insurance, and other related expenses were considered. This expense allowance amounts to an estimated of 2% of the present value which is also well supported in our analysis.

Relative to a normal marketing time frame, we have analyzed such factors as the state of the general economy, restaurant industry trends and forecasts, supply and demand, competing investments, the mortgage lending climate, consumer confidence, and other elements of critical importance to this issue. Based upon our analysis, it is our judgement that a normal marketing period to effect a sale of properties within the fund would be twelve to eighteen months.

In light of the Liquidation Value estimate, the client has requested that we reflect a marketing period estimated to not exceed twelve months. In effect, this shortens the normal marketing period estimate by as much as 50%. In order to achieve a sale within this time frame, we are of


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                                                         Fund IX
                                                                         Page 20

the opinion that a discount of 5% from the appraised discounted present values is in order. A reasonable discount of this amount would not only increase the potential investor's yield, but should draw additional investors into the demand pool.

Another factor which we believe to be of prime importance with the concept of Liquidation Value is the specter of bankruptcy issues as of this writing facing Long John Silver's and Boston Chicken. Under a Liquidation Value premise, investors will take a more conservative posture relative to yield requirements. As a result, these two concepts were reviewed and their discount rates and capitalization rates warranted positive adjustments for increased yield to reflect the increased risk, as well as the increased urgency to sell, which resulted from the accelerated marketing period typical in a liquidation scenario.

In consideration of the above discussion, each of the expenses estimated were deducted from the present value of respective properties. As a result, the Liquidation Value of CNL Income Fund IX, Ltd., subject to the assumptions and limiting conditions noted, as of the effective date of value, December 31, 1998, is:

                                $33,320,000.00


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                                                                         Fund IX
                                                                         Page 21

                             CERTIFICATE OF VALUE

We certify that, to the best of our knowledge and belief:

-     The statements of fact contained in this report are true and correct.

- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

- We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

- Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event, nor a specific loan amount or value.

- Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

- We have not made a personal inspection of the property that is the subject of this report.

- No one provided significant professional assistance to the persons signing this report.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.


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                                                                         Fund IX
                                                                         Page 22

In the final analysis, after thorough consideration given to all important factors in this valuation, including the specified Assumptions and Limiting Conditions, it is our judgement that the Liquidation Value of CNL Income Fund IX, Ltd., subject to the general assumptions and limiting conditions set forth herein as of the effective date of analysis, December 31, 1998, is:

                                $33,320,000.00

Respectfully Submitted,

VALUATION ASSOCIATES REAL ESTATE GROUP, INC.


/s/ Edward P. Karabedian               /s/ Vincent Maldonado
Edward P. Karabedian, MBA              Vincent Maldonado
Principal                              Principal
General Associate Member of the        General Associate Member of the Appraisal
Appraisal Institute                    Institute
State Certified General Appraiser      State Certified General Appraiser
#RZ0000782                             #RZ0001980


/s/ Laurence R. Goldenberg             /s/ James R. White
Laurence R. Goldenberg, MBA, MURP      James R. White, MAI, SRA
Vice President                         Managing Director/Real Estate Group
State Certified General Appraiser      State Certified General Appraiser
#RZ0001249                             #RZ0001875


/s/ Ben Abdallah
Ben Abdallah, MA
Associate


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                                   ADDENDUM


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                  GENERAL ASSUMPTIONS AND LIMITING CONDITIONS




                                          COMPLETE APPRAISAL - RESTRICTED REPORT

GENERAL ASSUMPTIONS AND LIMITING CONDITIONS
-------------------------------------------

This is a Restricted Report-Complete Appraisal which is intended to comply with the reporting requirements set forth under Standard Rule 2-2 (b) of the Uniform Standards of Professional Appraisal Practice for a Restricted Report. As such, it does not include full discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized or unintended use of this report. We have not conducted contemporaneous physical inspection of the properties which comprise the fund because such inspection is not necessary in our professional judgement given the client's certificate that each property is in good condition and is functional for its intended use and our general familiarity with this portfolio. We have complied in full with the competency provision of USPAP when conducting the analysis.

FOR THE PURPOSE OF THIS APPRAISAL IT IS ASSUMED:
-----------------------------------------------

1.    That the legal descriptions furnished are correct.

2. That the title to the property is clear and merchantable, individually and collectively.

3.    That the properties are free and clear of all liens.

4.    That there are no encumbrances or defects of title.

5. The portfolio and real estate described herein which are the subject of this report are part of a portfolio operated or managed by the client.

6. As of the date of appraisal, no property-specific certified building specifications or building plans, except for certified surveys of the subject property sites and building improvements have been provided by the current owner or client unless shown in the applicable addenda exhibit. All physical dimensions used in the analysis have been supplied by the client or its agents in the form of an electronic spreadsheet database file, or other descriptive item. Building size data and specifications have been provided by the client unless otherwise noted herein. The report, descriptions, conclusions and analysis contained herein are predicated on the validity of such client-sourced descriptive information. All of the foregoing have been certified to us by the client and


                                          COMPLETE APPRAISAL - RESTRICTED REPORT
      its general partners. Nothing came to our attention in the course of this assignment or in our experience with the properties which would lead us to question whether any of the foregoing information or assumptions is inaccurate, incorrect, in appropriate, or unreasonable in any material respect.

THE APPRAISAL IS MADE SUBJECT TO THE FOLLOWING LIMITING CONDITIONS:
------------------------------------------------------------------

(These conditions apply to each property within the fund individually, and to each fund collectively applicable to this assignment.)

1. No responsibility is assumed for information gathered by others and believed to be reliable, except that nothing has come to our attention during the course of this assignment which would lead us to believe that any of such information is incorrect or inaccurate in any material respect.

2. This appraisal was made for the purpose stated and should not be used for any other purpose.

3. The values assigned to the land and improvements, if any, are their value in relation to each other and should not be used separately.

4. The appraiser is prepared to give testimony or attendance in Court, subject to the terms of the engagement letter applicable to this assignment.

5. Disclosure of the contents of this appraisal report is limited to employees, contractors, personnel, investors, and other pertinent representatives of the client, and otherwise as provided herein or in the engagement letter applicable to this assignment.

6. ENVIRONMENTAL DISCLAIMER: The value estimated in this report is based on the assumption that the properties are not negatively affected by the existence of hazardous substances or detrimental environmental conditions unless otherwise specified in this report. The appraiser is not an expert in the identification of hazardous substances or detrimental environmental conditions. It is possible that tests and inspections made by a qualified hazardous substance and environmental expert would reveal the existence of hazardous materials and environmental conditions on or around the properties that would negatively affect their value.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

7. That the date of value in this report apply as set forth in the letter of transmittal and body of report. The appraiser assumes no responsibility for economic or physical factors occurring at some later or interim date which may affect the opinions herein stated.

8. That no opinion is intended to be expressed for legal matters or for matters that would require specialized investigation or knowledge beyond that ordinarily employed by real estate appraisers, although such matters may be discussed in the report.

9. That no opinion as to title is rendered. Data on ownership and the legal description were obtained from sources which we consider reliable. Title is assumed to be marketable and free and clear of all liens and encumbrances, easements, and restrictions except those specifically discussed in the report. The property is appraised assuming it to be under responsible ownership and competent management and available for its highest and best use.

10. That no engineering, property or building survey has been made by the appraiser but has been provided to the appraiser by the client. The appraiser has utilized information obtained from the public records and the client provided site plan or survey and believes that this information is valid and accurate for purposes of the analysis. Except as specifically stated, data relative to property size and area were taken from sources which we consider reliable, and no encroachment of real property improvements is assumed to exist.

11. That maps, plats, and exhibits included herein are for illustration only, as an aid in visualizing matters discussed within the report. They are not to scale, and should not be considered as surveys or relied upon for any other purpose.

12. That no opinion is expressed as to the value of subsurface oil, gas, or mineral rights and that the property is not subject to surface entry for the exploration or removal of such materials except as is expressly stated.

13. That the projections included in this report are utilized to assist in the valuation process and are based on current market conditions, anticipated short term supply and demand factors, and a continued stable economy, and are believed by us to be reasonable. However, the projections are subject to changes in future conditions that cannot be accurately predicted by the appraiser and could affect the future income or value in use projections.

14. That no detailed soil studies covering the subject property were available to the appraiser. Therefore, premises as to soil qualities employed in this report are not conclusive but have been considered consistent with information available to the appraiser.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

15. The Americans with Disabilities Act ("ADA") became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value or value in use of the property. Since there was no direct evidence relating to this issue, and since the appraiser is not qualified nor has been engaged to evaluate such compliance, the appraiser did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

16. The appraiser is not an insurer of the value of the property. The fees collected by the appraiser is based solely on the value of the service performed, and are unrelated to the value of the property. The appraiser makes no guaranty or warranty that sale or exchange of the property will result in receipt of the value expressed in the appraisal. In the event appraiser is found liable for losses on account of any act or omission in making the appraisal, the appraiser's liability shall be limited to the fee collected, as liquidated damages and not as penalty and this liability shall be exclusive. If this report is placed in the hands of anyone other than the client, the client shall make such party aware of all limiting conditions and assumptions of the assignment and related discussion. The appraiser assumes no responsibility for any costs incurred to discover or correct any deficiencies present in the property.

17. Conditions of heating, cooling, ventilating, electrical and plumbing equipment is considered to be commensurate with the condition of the balance of the improvements, unless otherwise stated. No judgement is made as to adequacy of insulation, type of insulation, or energy efficiency of the improvements or equipment.

18. If the appraiser has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items.

19. The appraiser assumes no responsibility for any costs or consequences arising due to the need or the lack of need for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for flood hazard insurance.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

20. The appraisal is based on the premises that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless otherwise stated in the report; further, that all applicable zoning, building and use regulations and restrictions of all types have been complied with unless otherwise stated in the report; further it is assumed that all required licenses, consents, permits or other legislative or administrative authority, local, state, federal and/or private entity or organization have been or can be obtained or renewed for any use considered in the value estimate.

21. Improvements proposed, if any, on or off-site, as well as any repairs required are considered, for purposes of this appraisal to be completed in a good and workmanlike manner according to information submitted and/or considered by the appraisers. In cases of proposed construction, the appraisal is subject to change upon inspection of property after construction is completed. This estimate of market value is as of the date shown, as proposed, as if completed and operating at levels shown and projected.

22. a. The estimated market value and/or value in use is subject to change with market changes over time. Value is highly related to exposure, time, promotional effort, terms, motivation, and conditions surrounding the offering. The value estimate considers the productivity and relative attractiveness of the property physically and economically in the marketplace.

      b. In cases of appraisal involving the capitalization of income benefits, the estimate of market value or investment value or value in use is a reflection of such benefits and appraiser's interpretation of income and yields and other factors derived from general and specific client and market information. Such estimates are as of the date of the estimate of value; they are, thus, subject to change as the market and value are naturally dynamic.

      c. The "Estimate of Market Value" or "Value in Use" in the appraisal report is not based in whole or in part upon the race, color, or national origin of the present owners or occupants of the properties in the vicinity of the property appraised.

      d. The appraiser reserves the right to alter the opinion of value on the basis of any information withheld or not discovered in the original normal course of a diligent investigation.

23. Acceptance of, and/or use of, this appraisal report constitutes understanding and acceptance of all of the General Assumptions, Specific Assumptions, Extraordinary Assumptions and Limiting Conditions set forth herein.


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                               CONCEPT OVERVIEWS




                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                              5&Diner Restaurants
                           1140 East Greenway Street
                              Mesa, Arizona 85203

The first 5 & Diner opened in Phoenix, Arizona in 1989. It has become a landmark and appears in many commercials around the world. It is open around the clock and is frequented by movie stars, celebrities, and guests. The first two diners were modular buildings, but they now build all their buildings on site. There will be eight diners in the Phoenix area by the end of 1998, with at least seven new restaurants located around the country by the end of 1999.

The restaurant exteriors consist of stainless steel, to give the "diner" look. Inside there are booths and a lunch counter with stainless steel tops and plastic trim. Walls are decorated with 1950's movie posters and a miniature jukebox on each table.

The 5 & Diner method of operation focuses on good service, friendliness and efficiency, with a classic diner menu.

Franchisees interested in operating a 5&Diner receive a turnkey operation, complete with all the necessary equipment, complete training in standards and restaurant operations, and exclusive territory protection.

                                    ARBY'S
                             1000 Corporate Drive
                        Fort Lauderdale, Florida 33334

In 1993, the Arby's Roast Beef Chain was reborn under a new leadership of Triarc Companies. Triarc, formerly known as DWG Corporation, emerged from a major reorganization in April of 1993. The new management believed that the best course of action was to decentralize its operations and allow each business to operate as a separate entity. The restaurants were then separated into their own division, known as Triarc Restaurant Group to reflect Triarc's commitment to change from a restaurant operator to that of a franchiser and manager of branded concepts. The remaining company-owned restaurants were sold in 1997, becoming 100% franchised.

According to Triarc, Arby's is one of the world's largest franchise restaurant system specializing in slow-roasted meat sandwiches. In addition to its various sandwiches, Arby's offers chicken, submarine sandwiches, side dishes and salads.

                                  Bennigan's
                          S&A Restaurant Corporation
                          6500 International Parkway
                              Plano, Texas 75093

Metromedia Restaurant Group (MRG), a subsidiary of Metromedia Company, is one of the largest full service restaurant companies in the world, with four very stable restaurant brands: Bennigan's, Steak and Ale, Ponderosa Steakhouse, and Bonanza. As of the end of fiscal 1997, MRG had over 1,000 restaurants, $1.4 billion in sales and 35,000 employees.

Bennigan's has a circa 1930s Irish pub theme, with brass and glass decorations, in addition to various sports memorabilia. The menu contains approximately 75 items, ranging from appetizers, to sandwiches, to steaks, and a small but memorable dessert menu. In addition to its large menu and its full service bar, one of the draws into Bennigan's is its large variety of beers from all over the world.

Bennigan's was founded in 1976, and is one of the leading brands in the casual dining segment, with 190 company owned stores and 46 franchised stores located in 32 states in the US and Korea. Stores average 6,500+/- square feet and seat
220. Checks average $11.00+/- per person. Startup costs range from $1,144,000 to $2,304,000, which covers advertising, training, and acquisition of location.

                               Bertucci's, Inc.
                                14 Audubon Road
                        Wakefield, Massachusetts 01880

Bertucci's, Inc. operates full-service, casual dining pizza restaurants in Massachusetts, Connecticut, and Illinois. The pizzerias feature gourmet pizzas cooked in a brick oven, as well as pastas, soups, salads, and appetizers. The average price for dinner is about $10.00

As of December 1997, the end of the fiscal year, sales for Bertucci's were $136.7+/- million, an increase of 6.8% over 1996. The chain reportedly consists of 85 stores and 4,685 employees.

                              Big Boy Restaurants
                          Elias Brothers Restaurants
                               4199 Marcy Street
                            Warren, Michigan 48091

Big Boy Restaurants were founded in Glendale, California by Bob Wian. At that time, they were called "Bob's Pantry", until 1936 when the name was changed to Big Boy when a fat little boy in red suspenders walked into the restaurant. The image became so popular that Big Boy Restaurants have been franchised under several different names including Elias, JB's, Frisch's, and Shoney's.

In 1975, Marriott acquired the Big Boy chain, and then sold it in the late 80s to Elias Brothers. In October 1998, Shoney's agreed to sell its 34 company-owned Shoney's to Elias Brothers as well, and all the Big Boy restaurants will now operate under the same name. Currently, there are about 700 restaurants in 24 states, and 120 in Japan.

                           BLACK-EYED PEA RESTAURANTS
                                  DENAMERICA
                             7373 North Scottsdale
                              Scottsdale, Arizona

DenAmerica (formerly American Family Restaurants) owns and operates approximately 105 Black-eyed Pea restaurants, which it acquired in 1996.

Black-eyed Pea's menu features home-style meals with pot roast, chicken fried steak, and roast turkey.

As of December 1997, the end of the fiscal year, sales were reported as $300.6 million, which constitutes a growth of 24.5% over a one year period.

                                 BOSTON MARKET
                           14123 Denver West Parkway
                            Golden, Colorado 80401

Boston Chicken, Inc. was founded in Massachusetts in 1985, but is now headquartered in Golden, Colorado. It franchises and operates food service stores under the Boston Market brand-name. The stores specialize in fresh, convenient meals associates with traditional home cooking, including entrees of chicken, turkey, ham and meat loaf. Sandwiches and a variety of freshly prepared vegetables, salads, and other side items are also offered.

In 1991, there were only 33 stores operating under the Boston Chicken name in the northeast. In early 1995, the concept evolved with the addition of turkey, ham, and meat loaf dinner entrees; expansion of the line of sandwiches, salads, and soups; and entry into the holiday home replacement business. To reflect the menu changes, the chain's name was changed to Boston Market.

As of the end of 1997, the Boston Market system included 1,166 stores in 38 states and the District of Columbia, of which 307 were owned by the company. The remaining stores were owned by area developers, partially financed by Boston Chicken, and other franchisees.

The company is in the preliminary stage of taking the Boston Market concept into foreign markets. In January 1997, Boston Market International, Inc. made an agreement with a developer in Southeast Asia that would give the developer the right to develop up to 600 Boston Market stores in Taiwan and the People's Republic of China.

Boston Chicken's total revenues As of December 28, 1997, were reported as $462.4 million, an increase of 75% during fiscal 1997. This increase was reportedly attributable to the company's move to a structure in which Boston Market stores are owned by the company instead of area developers.

As of this writing, Boston Chicken, Inc. has filed for bankruptcy protection effective October 5, 1998, and has closed approximately 178 company operated Boston Market stores.

                                  BURGER KING
                                P.O. Box 020783
                             Miami, Florida 33102

Burger King, a unit of Grand Metropolitan PLC, is the world's second largest fast food hamburger chain with over 9,600 locations around the world and 20% of the U.S. fast food market. For the fiscal year ending October 31,1997, Burger King reported systemwide sales of $1.4 billion, a growth of 4%.

The company is a subsidiary of Diageo, which was formed when Grand Metropolitan and Guinness merged in 1997. Diageo's portfolio of international food and drinks brands include Guinness, Pillsbury, Green Giant, Haagen-Dazs, Old El Paso, Progresso, Burger King, Smirnoff Vodka, Bailey's Original Irish Cream, and J&B Rare Scotch Whisky. In fiscal year 1998, Diageo reported sales at $29.5 billion, with net profits at $2.2 billion.

Burger King offers traditional fast food fare in addition to its special Whopper and BK Broiler Sandwiches. More than 1.6 billion Whoppers are sold each year, along with french fries, Croissan'wiches, Big King sandwiches and onion rings.

                            CAPTAIN D'S RESTAURANTS
                            1717 Elm Hill Pike #A10
                          Nashville, Tennessee 37210

Captain D's is a chain of quick-service seafood restaurants which began operation in 1969 when the first store was opened in Nashville, Tennessee. The chain is now operated and franchised by Shoney's, Inc., which also has two other restaurant divisions--Shoney's and the Casual Dining Group. There were 591 Captain D's restaurants in 22 states, including 378 company-owned and 213 franchised units as of October 26, 1997.

During 1996, the chain introduced the Coastal Classics menu in selected units. The menu features a variety of upscale seafood entrees which are offered at price points higher than the average guest check. These entrees include salad, bread, baked potato and vegetable, and are priced from $4.99 to $9.99, well above the average $4.41 guest check. The company intends to offer the Coastal Classic menu in approximately 100 company-owned Captain D's by the end of 1998.

Systemwide sales for fiscal 1997 were estimated at $460 million, with average unit sales of $780 thousand.

                         CHECKERS DRIVE-IN RESTAURANTS
                             600 Cleveland Street
                           Clearwater, Florida 33755

Checkers commenced operations in 1987 to operate and franchise double drive-thru restaurants. Checkers restaurants are intended to provide America's on-the-go-crowd with fast and efficient automobile-oriented service at everyday low priced.

The company's restaurants are fashioned around a 1950s diner and art deco theme, and employ a double drive-thru concept. The restaurants consist of modular restaurant packages produced and installed by the company. Restaurants are approximately 760 to 980+/- square feet, and the sites range from 18,000 to 25,000+/- square feet.

As of December 1997, there were 230 restaurants owned and operated by the company in 11 states and the District of Columbia. There were an additional 249 units operated by franchisees in 24 states, the District of Columbia, Puerto Rico and Israel. The company's long term strategy is for 60 to 65% of its restaurants to be operated by franchisees.

Following a period of rapid growth in the early 1990s, fiscal 1997 revenues declined by 13%, from $165.0 million to $143.9 million, following similar rates of decline in each of the two previous years. Declining restaurant sales, along with disappointing results from certain marketing programs, gave rise to the company's third consecutive loss. Systemwide sales reportedly declined to $310.3 million, or 5% in 1997 following an 11% decrease in 1996.

                           CHEVY'S RESTAURANTS, INC.
                           San Francisco, California

Chevy's is a Tex-Mex restaurant based primarily on the west coast which specializes in "Fresh Mex(R) foods and advertises that everything is made fresh daily.

Chevy's was started in San Francisco and was sold to PepsiCo in 1993. PepsiCo spun off all its restaurant chains in 1997 into either Tricon Global Restaurants, Inc., or as individual entities. Chevy's was bought out by its management as an independent chain, and is currently expanding across the country.

Despite extensive research, no financial data for Chevy's was found.

                                 CHURCHS CHICKEN
                         6 Concourse Parkway, Suite 1700
                             Atlanta, Georgia 30328

Churchs Chicken is a 45 year old chain specializing in southern style chicken, and is the nation's second largest chicken chain in terms of units, with restaurants in 28 states and nine countries. Currently, Churchs has more that 1,300 units worldwide.

Churchs is a division of AFC Enterprises in Atlanta, Georgia, which is one of the world's largest operators and franchisors of restaurants, with more that 3,200 restaurants in 25 countries worldwide. Since being formed in 1992, the company has opened more than 1,200 restaurants worldwide and has doubled its presence.

Churchs was founded in 1952 in San Antonio, Texas by George W. Church, Sr., and at first sold only fried chicken. In 1955, french fries and jalapeno (C) were added to the menu. The Churchs concept is based on a limited menu and an emphasis on take-out.

As of December 1997, the end of AFC's fiscal year, sales were at $483.3 million, an increase of 3.6% over the previous year. Net profits were $11 million, which was a 40.1% net increase over the previous year.

                           DARRYL'S WOOD-FIRED GRILL
                            2 Brush Creek Boulevard
                          Kansas City, Missouri 64112

Darryl's Wood-Fired Grill specializes in contemporary American cooking and a something-for-everyone menu. A wood-fired grill distinguishes house specialties such as slow-cooked Barbecue pork ribs, Black Angus steaks, and Tennessee "Black Jack" chicken.

Darryl's is owned and operated by Houlihan's Restaurant Group, which operates more than 100 casual dining restaurants in 28 states under a variety of names, including Houlihans, Bristol, Braxton, and Chequers. Houlihan's was purchased in 1998 by a private investment group related to MEI Holdings, the majority shareholder of Malibu Entertainment Worldwide. Malibu has reportedly agreed to be merged with Houlihan's to form a holding company yet to be named.

As of December 1997, the end of the fiscal year, sales for Houlihan's Restaurant Group were estimated at $280 million, an increase of 1.9% over the previous year. Despite extensive research, no financial information specific to Darryl's could be found.

                                 DENNY'S, INC.
                       Advantica Restaurant Group, Inc.
                             203 East Main Street
                       Spartanburg, South Carolina 29319

Denny's, a subsidiary of Advantica Restaurant Group, Inc. (formerly Flagstar Companies), is the largest full-service family restaurant chain in the United States. Denny's is the nation's largest chain of family-style, full-service restaurants, with 1,652 restaurants in 49 states, two U.S. Territories and two foreign countries, with system wide sales of $1.15 billion.

For the quarter ending December 31, 1997, Denny's reported a 4% decrease in revenues, while operating income improved by 5% to $120 million.

Denny's restaurants are designed to provide a casual dining atmosphere, and are generally open 24 hours a day, 7 days a week. The chains sales are fairly evenly divided throughout the day, with breakfast and lunch representing 60% of total traffic.

Denny's opened a new concept in 1997 called "Denny's Classic Diners", which features a 1950s-60s atmosphere with stainless steel, neon lighting, jukebox music, new uniforms, and a "diner" menu. Development of this concept is to be accelerated in 1998.

                          DUNKIN DONUTS/HOLSUM BREAD
                              1479 Regency Court
                         Calumet City, Illinois 60409

According to our research, 1997 sales for Dunkin Donuts were $48.3 million, a one-year increase of 2.3%.

Despite extensive research, no other information was available.

                               EAST SIDE MARIO'S
                           1100 Town & Country Road
                           Orange, California 92668

East Side Mario's is described as an "American Italian Eatery" inspired by Manhattan's "Little Italy". The decor is reminiscent of an Italian warehouse, with barrels of potatoes and vegetables in a street scene. The menu consists of pasta, pizza and hamburgers as well as steak, chicken and ribs.

East Side Mario's was started in Miami by Prime Restaurants, Inc., a Toronto-based company, and was then re-imported into Canada. By 1993, Prime Restaurants had expanded the East Side Mario's into the United States through an American subsidiary. It succeeded so well that Pizza Hut, Inc., negotiated to acquire the chain. In early 1997, as part of PepsiCo's spinoff of its restaurant chains, East Side Mario's was sold to Marie Callender Pie Shops.

Marie Callender Pie Shops began in the early 1940s as a wholesale bakery and now operates more than 160 restaurants in the United States and Mexico. As of December 1997, sales were estimated at $300 million, a one year growth of 11.1%.

Despite extensive research, no chain-specific financial data for East Side Mario's could be found.

                             FAZOLI'S RESTAURANTS
                          Seed Restaurant Group, Inc.
                              2470 Palumbo Drive
                           Lexington, Kentucky 40555

Fazoli's combined Italian food (pasta, pizza, soup, salad and dessert) with fast service and low prices. Like other quick-service concepts, Fazoli's offers carryout and drive-thru service. As an alternative, customer can dine in the restaurants, which are decorated with Italian murals, jars of dried pasta, bottles of oil and baskets of red and green peppers.

Sales for 1996 were reported at $219.7 million, an increase of 135% from the previous year. Since 1990, when Seed Restaurant Group bought the concept, Fazoli's has grown to 266 units in 26 states, and it was ranked 105 in the Restaurants and Institutions Top 400 Restaurant Concepts. Aggressive growth
--------------------------------------------------------
plans include 500 locations by 1999.

                       GOLDEN CORRAL FAMILY STEAKHOUSES
                             5151 Glenwood Avenue
                         Raleigh, North Carolina 27612

Golden Corral is a chain of family style restaurants with strong consumer loyalty throughout the southern and south central regions. Founded in North Carolina in 1973, they focus on good service, value, and fresh food.

Golden Corral has, within the last few years, expanded their menu by adding their Golden Choice Buffet(R), which contains meat, pasta, and fresh vegetables; and The Brass Bell Bakery(R), which offers fresh baked rolls, muffins, cookies and brownies, in addition to steak, chicken and seafood.

Currently, they reportedly have 440 restaurants in 38 states, primarily in the Southeast, of which approximately 275 are franchised. Expansion is planned, focusing on the Northeast and West Coast.

                               GREAT CLIPS, INC.
                       3800 West 80th Street, Suite 400
                         Minneapolis, Minnesota 55431

Great Clips is North America's fastest growing salon chain. They opened over 200 hair salons in 1997, bringing the number of salons to over 1,000. Their stated goal is to have 3,000 salons by the turn of the century.

Despite extensive research, we were able to find no publically available financial information for Great Clips.

                           GROUND ROUND RESTAURANTS
                         35 Braintree Hill Office Park
                        Braintree, Massachusetts 02184

Ground Round restaurants offer a broad selection of moderately priced food items, as well as full liquor service. The restaurants are open seven days a week for breakfast and lunch, typically from 11:30 to midnight. Most restaurants are located in freestanding buildings near a major shopping mall or retail area. Building size averages 5,600 square feet and 210 seats.

Currently, Ground Round is owned by Boston Ventures Management, who acquired it in August 1997.

As of September 1997, Sales for the chain were reported at $180.0 million, a decrease of 17.7% over one year.

                             HARDEE'S FOOD SYSTEMS
                            1233 Hardee's Boulevard
                    Rocky Mount, North Carolina 27804-2815

Hardee's Food Systems is a wholly owned subsidiary of CKE Restaurants, Inc., who acquired it from Canadian-based Imasco Limited in the fall of 1997. With this purchase, CKE acquired approximately 3,100 Hardee's stores, located primarily in the Southeast and Midwest.

Early in 1998, Advantica Restaurant Group, the largest franchisee in the Hardee's chain, reported that it would sell its' 557 units to CKE restaurants Inc. This purchase gave CKE direct control of 1,424 Hardee's restaurants, or nearly half the entire chain. The other 1,624 units are owned and operated by franchisees.

Most of the CKE-owned units are being converted into a new Carl's Jr prototype that will be incorporating the Hardee's biscuit breakfast. It has been widely speculated that this may be an interim move before all company-owned units are converted to Carl's Jr stores.

As of December 1997, systemwide sales totaled $2.65 billion, 13% below 1996 levels.

                                IHOP CORPORATION
                             525 N. Brand Boulevard
                         Glendale, California 91203-1903

The International House of Pancakes, also known as IHOP, is a family dining restaurant offering a range of affordable sitdown meals. Incorporated in 1976, IHOP has expanded into 36 states, Canada and Japan.

IHOP has as its menu what is probably the world's largest variety of pancakes, serving everything from the "Rooty Tooty Fresh n Fruity" breakfast to chocolate chip pancakes to plain silver dollar size hotcakes. In addition to their signature breakfast items, they serve sandwiches, soups and dinners which are similar in type to Denny's or Perkins.

IHOP Corporation owns 787+/- restaurants, of which, as of December 31, 1997, 90%+/- were operated by franchisees. IHOP intends to expand by building new restaurants in areas where there is a core customer base.

IHOP Corporation is, in general, a very solid company. While it is neither a fast riser or a loser, as defined by Leading Edge Publications, it is expected to maintain steady growth and should continue to do so for the foreseeable future.

                               JACK'S HAMBURGERS

Despite extensive research, no information could be found on this concept.

                        JACK IN THE BOX/FOODMAKER, INC.
                              9330 Balboa Avenue
                             San Diego, California

Jack In The Box, a fast food chain operated and franchised by Foodmaker, Inc. is one of the largest quick-service hamburger chains in the United States. There are currently a total of 1,323, located primarily in the West and Southwest. In addition to the United States, there are restaurants located in Mexico and Hong Kong. Jack In the Box was the first chain to develop and expand the concept of drive-through only restaurants, and today drive-through sales currently account for up to 64% of sales at company stores.

Jack In The Box's menu and marketing strategies are principally directed toward adult fast food customers. The company offers a wider menu selection than most fast food outlets, and includes foods not commonly offered by hamburger fast food outlets, as well as more traditional hamburgers and french fries.

The 1993 E. coli outbreak has had a profound effect on the way Foodmaker does business. They have forced almost all of their international stores to close because owner/operators failed to consistently meet operational guidelines, Also, their clown mascot, Jack, was brought back, and appeals to potential customers by promising quality and value.

Foodmaker's fiscal 1997 revenues increased by less than 1% to $1.07 billion despite a substantial decline in distribution sales. Sales at company operated stores have increased by 11% and systemwide, sales grew by 9% in each of the last two fiscal years. Earnings in fiscal 1997 improved to $34 million.

                                  JADE HUNAN

We could find no information on this local concept.

                                      KFC
                        TRICON GLOBAL RESTAURANTS, INC.
                              1441 Gardiner Lane
                             Louisville, Kentucky

KFC was founded in Corbin, Kentucky by Colonel Harland D. Sanders in 1939, with its first franchised operation dating back to 1952. By the time KFC was acquired by PepsiCo in 1986, it had grown to approximately 6,600 units in 55 countries and territories.

In September 1997, PepsiCo spun off its major restaurant chains, KFC, Pizza Hut, and Taco Bell to a newly formed company called TRICON Global Restaurants. In early October, PepsiCo distributed TRICON shares to PepsiCo shareholders. As of that time, PepsiCo had no interest in TRICON and TRICON became an independent company. KFC now operates more than 10,200 units in 79 countries and territories and all 50 states under the name Kentucky Fried Chicken or KFC. Approximately 36% of the U.S. units and 31% of the international units are operated by the company or joint ventures in which the company participates.

KFC restaurants offer fried and nonfried chicken products. Entree items include Chunky Chicken Pot Pies, Colonel's Crispy Strips, chicken sandwiches, and buffalo wings, in addition to traditional fried chicken.

As of December 31, 1997, U.S. systemwide sales were reported at $4.0 billion dollars, an increase over the previous year of approximately 2%. The average sales per traditional unit in the U.S. were reportedly $786,000.

                        LOCO LUPES RESTAURANT & CANTINA
                           #4 Industrial Park Drive
                        Hendersonville, Tennessee 37075

Loco Lupe's Mexican Restaurants began business in Nashville, Tennessee in 1993, serving fresh Mexican food. The chain now includes 3 restaurants in Middle Tennessee.

Menu items include traditional items such as tacos, enchiladas, and fajitas made with beef, chicken and pork.

Despite our research, we were unable to find any financial information for this concept.

                      LONE STAR STEAKHOUSE & SALOON, INC.
                          224 East Douglas, Suite 700
                             Wichita, Kansas 67202

Lone Star Steakhouse & Saloon cultivates a Texas roadhouse image (country & western music, neon beer signs, and peanut shells on the floors) at its more than 300 restaurants. The restaurants offer casual, full service dining to patrons looking for mesquite grilled steaks, ribs, chicken, and fish.

The majority of Lone Star's restaurants are located in the U.S., but it has also entered Australia and Guam. Although there are plans to trim the expansion of Lone Star Steakhouses by two-thirds, the company has added Del Frisco's Double Eagle Steak House and Sullivan's Steakhouse concepts as expansion vehicles for the upscale market.

As of December 1997, sales for Lone Star were reported at $585.4 million; an increase of 19% over last year. Net profits were calculated at $68.8 million, a net growth of 14.5%.

                            Long John Silver's Inc.
                              315 South Broadway
                           Lexington, Kentucky 40508

For over 20 years, Long John Silver's operated as a subsidiary of the public company Jerrico Inc. However, in September of 1989, Jerrico was reportedly acquired in a leveraged buyout by C.S. First Boston Corporation in 1989 for $620 million. The new privately held company divested itself of three restaurant concepts in 1990, devoting its full resources to the operation of Long John Silver's. At last report (1997), there are 1,309 Long John Silver's stores, of which 814 are company owned, and 495 are franchised. The restaurants are located in 36 states, Canada, Singapore, and Thailand.

In the fall of 1997, Long John Silver's announced it would focus its expansion for the next five years on opening small units co-branded with other restaurant chains and convenience stores, including Arby's, Baskin Robbins, Green Burrito, and Texaco Star Mart. Of 45 openings during the year, only about 10 were to be standard restaurants.

As of fiscal year 1997, Long John Silver's reported systemwide sales of $843 million. Long John Silver's is currently in bankruptcy, and additional financial information of a more current date was not readily available.

                           On The Border Restaurants
                          Brinker International, Inc.
                               6820 LBJ Freeway
                              Dallas, Texas 75240

Brinker International, Inc. is principally engaged in the operation, development and franchising of the Chili's Grill and Bar, Romano's Macaroni Grill, On the Border Mexican Cafe, Cozymel's Coastal Mexican Grill, Maggiano's Little Italy, and the Corner Bakery restaurant concepts In addition, the addition, the company is involved in the operation and development of the Eatzi's Market and Bakery, Big Bowl, and Wildfire Concepts. The company was organized under the laws of the State of Delaware in September 1983 to succeed to the business operated by Chili's, Inc., a Texas corporation, organized in August 1977. The company completed the acquisitions of Macaroni Grill, On the Border. Cozymel's, Maggiano's, and Corner Bakery in November 1989, May 1994, July 1995, August 1995 and August 1995, respectively.

On the Border restaurants are full-service, casual Tex-Mex theme restaurants featuring mesquite-grilled specialties and traditional Tex-Mex entrees and appetizers served in generous portions at modest prices. On the Border restaurants feature an outdoor patio, a full-service bar, booth and table seating, and brick and wood walls with a Southwest decor. On the Border restaurants also offer enthusiastic table service intended to minimize customer waiting time and facilitate table turnover, while simultaneously providing customers with a satisfying casual dining experience.

Entree selections range in menu price from $5.55 to $12.99 with the average revenue per meal, including alcoholic beverages, approximating $11.36 per person. During the year ended June 24, 1998, food and non-alcoholic beverage sales constituted approximately 78.3% of the concept's total restaurant revenues, with alcoholic beverage sales accounting for the remaining 21.7%.

As of June 1998, the company's system of company-operated, joint venture and franchised units included 806 restaurants located in 46 states, Washington DC, Australia, Canada, China, Egypt, Great Britain, France, Indonesia, Kuwait, Malaysia, Mexico, Peru, Philippines, Puerto Rico, Singapore, South Korea, and the United Arab Emirates. On the Border restaurants are located in 23 states at present. Twenty-four new restaurants opened in 1998 and twenty-six are projected for 1999, most of which are corporate owned. The average development cost of each new property is expected to be $2,790,000.00. The stores range in size from 7,175+/- square feet to 8,034+/- square feet, and will seat 222-262 patrons. No breakdown of the economies for On the Border restaurant was available as of this writing. Overall, the company's sales increased during fiscal 1998 by 18% over fiscal 1997.

                          PERKINS FAMILY RESTAURANTS
                         6075 Poplar Avenue, Suite 800
                           Memphis, Tennessee 38119

Perkins owns and franchises family-style restaurants which serve a wide variety of moderately priced breakfast, lunch, and dinner entrees. Perkins restaurants provide table service, and many are open 24 hours a day.

The company has grown and changed over the past 39 years from a single "pancake house" to a full-service, mid-scale restaurant chain. On December 31,1997, there were 483 restaurants in the Perkins system. Of that total, 346 were franchised and 137 were company operated. Restaurants are located in 33 states and five Canadian provinces, with the largest number in Minnesota, Ohio, New York, Pennsylvania, and Florida.

At the end of 1997, the company merged with The Restaurant Company (TRC). TRC acquired all of the roughly 52% of the outstanding units of limited partnership then owned by public investors, converting Perkins into a private company.

Revenues for fiscal 1997 totaled $269.5 million, an increase of almost 7%, while net income was reported at $8.2 million, a decrease of almost 40%.

                             PIZZA HUT RESTAURANTS
                        TRICON GLOBAL RESTAURANTS, INC.
                             14841 Dallas Parkway
                              Dallas, Texas 75420

Pizza Hut, until recently a division of PepsiCo and now an operating division of the newly created TRICON Global Restaurants, Inc., is engaged in the operation, development, franchising, and licensing of a system of casual, full-service restaurants and both traditional and nontraditional quick-service restaurants. Nontraditional units include express units and kiosks with a limited menu which operate in locations such as airports, gas and convenience stores, stadiums, amusement parks, and colleges.

In September 1997, PepsiCo spun off its major restaurant chains, KFC, Pizza Hut, and Taco Bell to a newly formed company called TRICON Global Restaurants, Inc. Each chain will focus on its own marketing strategy, but they will combine to buy into major sponsorships and will combine selected operating systems.

At the end of 1997, there were more than 12,400 Pizza Hut restaurants in operation--more than 8,600 in the U.S. and another 3,800 international units in 88 countries and territories throughout the world. Principal international markets include Canada, Japan, South Korea, Mexico, New Zealand, Spain, and the United Kingdom. As of year-end 1997, about 44% of Pizza Hut's worldwide units were operated by the company and joint ventures in which the company participated.

Worldwide system sales at Pizza Hut exceeded $7.3 billion in 1997, down about 8% from the previous year's level. This reflected a notable decline in the number of outlets along with a 1% decrease in same-store sales. However, same-store sales were showing signs of improving, increasing by 5% in the fourth quarter of 1997. As of December 31, 1997, average sales for a traditional unit in the U.S. was reported at $630,000.

                              BONANZA RESTAURANTS
                             PONDEROSA STEAKHOUSE
                          6500 International Parkway
                              Plano, Texas 75093

Metromedia Restaurant Group (MRG), a subsidiary of Metromedia Company, is one of the largest full service restaurant companies in the world, with four very stable restaurant brands: Bennigan's, Steak and Ale, Ponderosa Steakhouse, and Bonanza. As of the end of fiscal 1997, MRG had over 1,000 restaurants, $1.4 billion in sales and 35,000 employees.

The idea for Bonanza Family Steakhouses was born in 1962 at the height of "Bonanza" the television program. In less than a year, the first restaurant was operational in Westport, Connecticut.

In 1965, Bonanza Restaurants moved their headquarters to Dallas, Texas, began franchising in 1966, and in 1989 joined the Metromedia Restaurant Group. In 1997, Ponderosa and Bonanza joined forces, becoming one large concept marketed under either name.

Both of these restaurants have "value" as an important part of their mission statement, offering grilled steaks, chicken, ribs, seafood entrees, a huge buffet for lunch and dinner, and some offer breakfast on the weekends.

                          POPEYE'S CHICKEN & BISCUITS
                        6 Concourse Parkway, Suite 1700
                            Atlanta, Georgia 30328

Popeye's Chicken and Biscuits is a 26 year old chain specializing in New Orleans style chicken, and is the nation's second largest chicken chain in terms of sales, with restaurants in 40 states and 19 countries. Currently, Popeye's has approximately 1,200 units worldwide.

Popeye's is a division of AFC Enterprises in Atlanta, Georgia, which is one of the world's largest operators and franchisors of restaurants, with more than 3,200 restaurants in 25 countries worldwide. Since being formed in 1992, the company has opened more than 1,200 restaurants worldwide and has doubled its presence.

Popeye's was founded in 1972 in New Orleans, Louisiana, by Al Copeland as "Chicken on the Run". After six months, Mr. Copeland changed the name and recipe, and Popeye's signature spicy chicken was introduced to the public.

Currently, Popeye's has partnered with restaurant developer Rich Melman to form the "Cajun Kitchen" concept. This concept, which will debut in 1999, will mark Popeye's entrance into the "fast-casual" marketplace.

As of December 1997, the end of AFC's fiscal year, sales were at $483.3 million, an increase of 3.6% over the previous year. Net profits were reportedly $11 million, which was a 40.1% net increase over the previous year.

                          QUINCY'S FAMILY STEAKHOUSES
                               Atlanta, Georgia

Quincy's Family Steakhouse was started in 1973 in Greenville, South Carolina as Western Family Steakhouse. It was renamed Quincy's in 1976 and today is one of the leading family restaurant chains in the Southeast with nearly 200 locations in eight Southeastern states and Ohio.

The chain is best known for its wide variety of charbroiled steaks -- from New York strips and T-bones to ribeyes and sirloins -- and its "No Mistake Steak Guarantee," which says that if a customer isn't totally satisfied with his or her meal, Quincy's will make it right or pick up the check. In an average day, 21,000 pounds of steak are served throughout the chain. And each day Quincy's bakers make a total of 240,000 yeast rolls, a popular fresh-baked, made from scratch item that was introduced system wide in 1987.

Quincy's is currently owned by Buckley Acquisition Corporation, who acquired it from Advantica Restaurant Group, Inc., in June of this year. No financial records were available as of this writing.

                           RALLY'S HAMBURGERS, INC.
                            10002 Shelbyville Road
                          Louisville, Kentucky 40223

Rally's Hamburgers is one of the nation's largest chains of double drive-thru restaurants. As of December 28, 1997, the Rally's system included 477 outlets in 18 states, primarily the Midwest and the Sunbelt. The system comprises 229 company owned and operated restaurants, 248 franchised, and 27 company owned stores which are operated as Rally's restaurants by CKE Restaurants, Inc.

In March 1997, Rally's and Checkers agreed on a merger that would make Rally's a wholly owned subsidiary of Checkers. This particular merger was never completed, but in December 1997, Rally's acquired 19.1 million shares of common stock of Checkers Drive-In Restaurants, Inc., becoming Checkers largest shareholder. As a result, CKE Restaurants, Inc. and Fidelity National Financial own approximately 44% of the outstanding shares of Rally's common stock. This transaction effectively combines Checkers and Rally's, giving them the capability to share operational functions and become more efficient.

Company revenues and systemwide sales declined substantially in 1997, due to fewer restaurants in operation, as well as a decline in same-store sales. As of December 28, 1997, revenues were reportedly $144.9 million, a decrease of 4.5% from the previous year.

                              RUBY TUESDAY, INC.
                            150 West Church Avenue
                          Maryville, Tennessee 37801

In the early 70's, Sandy Beall saw a need for a restaurant that offered a contemporary, lively atmosphere and quality food at a moderate price. He leased property on the corner of 20th Street and Cumberland Avenue in Knoxville, Tennessee, and the first Ruby Tuesday restaurant opened in 1972. From this modest beginning, Ruby Tuesday has emerged as one of the fastest growing concepts in the food service industry.

In April 1982, Ruby Tuesday restaurants became part of the Specialty Restaurant Division of Morrison, Inc. The merger was mutually advantageous and provided Morrisons with a wider customer base and Ruby Tuesday with additional financial support to provide for its dramatic growth. In 1996, the Ruby Tuesday Group became Ruby Tuesday, Inc., a publicly held company whose shares trade on the New York Stock Exchange.

Currently, Ruby Tuesday Inc. owns and operates 325 Ruby Tuesdays, and are planning to expand into Chile. Sales as of May 31, 1998, the end of the fiscal year, totaled $711.4 million, an increase of 8.54% over last year.

                          SHELLS SEAFOOD RESTAURANTS
                      16313 North Dale Mabry Highway #100
                             Tampa, Florida 33618

Shells is a chain of full-service, mid-priced, casual dining seafood restaurants. The 35 units can now be found in Florida, Kentucky, and Ohio, but most are in Florida.

Each unit has a distinctly different look, largely because the company tends to renovate restaurants as opposed to building their own. Units range from 5,000 to 7,000 square feet, seating 150 to 200.

Shells' sales are estimated to have totaled almost $29 million in 1996, with average annual sales per unit of about $2.2 million. The company went public in April 1996. At that time, it raised 7 million. As of December 31, 1997, sales were reported to be $65.3 million, a one-year increase of 64.07%.

                             SHONEY'S RESTAURANTS
                              1727 Elm Hill Pike
                                 P.O. Box 1260
                          Nashville, Tennessee 37202

Shoney's restaurants, in operation since 1952, are full-service, family dining restaurant that are generally open 18 hours per day to serve breakfast, lunch and dinner. The menu is diversified and includes hamburgers, sandwiches, chicken, seafood, pasta, stir-fry dishes, steaks, vegetables, and desserts. The chain also offers its signature soup, salad, and fruit bar and its all you can eat breakfast bar.

In late fall 1997, J. Michael Bodnar was named president was named president and CEO, succeeding C. Stephen Lynn. Bodnar was championed by Raymond Schoenbaum, son of the late founder, who waged a proxy fight to take control of the company.

Initial changes following the management shakeup will include the reformation of Shoney's signature food bar. In 1997, a new breakfast bar was tested, offering higher quality items at a slightly higher price point. Sales from the breakfast bar amounted to 36% of restaurant sales in 1997. Management is also considering focusing on soup and salad during lunch and dinner so the food bar will not be competing with the regular menu. The company is also planning to simplify the menu by eliminating items that represent less than 2% of sales.

Sales at Shoney's restaurants were up by almost 22% to $705.8 million as of the end of fiscal year 1997, despite a decline in comparable-restaurant sales, and the closure of 74 units.

                                   TACO BELL
                               17901 Von Karmon
                           Irvine, California 92614

The first Taco Bell was opened in 1962 by Glen Bell in Downey, California, and the first franchise was sold in 1964. By 1978, when it was acquired by PepsiCo, the Taco Bell system had grown to approximately 1,000 units. By the end of 1997, there were more than 6,700 Taco Bell units within the U.S. and more than 170 outside the country.

Taco Bell, until recently a division of PepsiCo and now an operating division of the newly created TRICON Global Restaurants, Inc., is engaged in the operation, development, franchising, and licensing of a system of casual, full-service restaurants and both traditional and nontraditional quick-service restaurants. Nontraditional units include express units and kiosks with a limited menu which operate in locations such as airports, gas and convenience stores, and stadiums.

In September 1997, PepsiCo spun off its major restaurant chains, KFC, Pizza Hut, and Taco Bell to a newly formed company called TRICON Global Restaurants, Inc. Each chain will focus on its own marketing strategy, but they will combine to buy into major sponsorships and will combine selected operating systems.

Taco Bell's systemwide sales in the U.S. totaled approximately $4.8 billion in 1997 Same store sales increased by 2%, reflecting some strong promotions and favorable changes in product mix and pricing.

                            TONY ROMA'S RESTAURANT
                            NPC International, Inc.
                             720 West 20th Street
                            Pittsburg, Kansas 66762

When Tony Roma opened Tony Roma's Place in Miami, Florida back in 1972, the menu was limited, but people would travel miles to sample his famous baby back ribs. Now 25 years later, with 195 Tony Roma's restaurants worldwide, people don't have to travel as far to cure their rib cravings. That first Tony Roma's concept in Miami became so successful that after sampling the ribs, Clint Murchison, Jr., Texas financier and owner of the Dallas Cowboys in 1976, purchased the majority of the U.S. franchise rights and established a jointly-owned company.

Under Murchison's leadership, Tony Roma's A Place For Ribs launched an aggressive five-year expansion plan and opened Tony Roma's restaurants strategically throughout the United States. As part of that expansion, the first international Tony Roma's restaurant opened in Tokyo in 1979. After four years of successful growth, Mr. Roma relinquished his rights to the restaurant operations in 1983. The following year Murchison sold his interest in the company to his children. The Murchison family embarked on national and international expansion, and in 1993 the company and franchisees were operating 137 restaurants on four continents.

Today the Tony Roma's Famous For Ribs concept is owned and operated by Dallas-based Romacorp, Inc., a subsidiary of NPC International, Inc., which operates over 685 Pizza Hut franchised locations. Romacorp, Inc. oversees 47 company owned and operated restaurants and 146 international and domestic franchised Tony Roma's locations.

As of the end of fiscal 1998, Sales for NPC International, Inc. were reported at $455.3 million, an increase of 54.2% over the previous year, and a 42.1% increase in net profits. No financial data specifically for Romacorp, Inc.
was available.

                           WAFFLE HOUSE RESTAURANTS
                             5986 Financial Drive
                            Norcross, Georgia 30071

Waffle House began as the dream of two neighbors who envisioned a company dedicated to people - both customers and employees. On Labor Day 1955, the dream became reality as the first Waffle House opened for business in Avondale Estates, Georgia, a suburb of Atlanta. Soon after, the business grew throughout Georgia and to neighboring states. These early restaurants established the famous Waffle House reputation of serving "Good Food Fast" in a friendly atmosphere. Currently, Waffle House is the world's leading server of waffles, t-bone steaks, omelets, and grits.

As of this writing, no financial information was available to us.

                            INDUSTRY TRENDS/CHARTS




                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                        MULTI-UNIT SEGMENT SALES: 1997

                               [GRAPHIC OMITTED]

                           [PIE CHART APPEARS HERE]


     This chart reflects in percentages the breakdown of sales in the restaurant food industry by food segment for 1997, showing the largest segment to be the hamburger segment at 38.1% of sales. The pizza, chicken, Mexican, sandwich, seafood, and other segments captured 12.7%, 8.4%, 6.2%, 4.2%, 3.1%, and 27.3% of total sales, respectively.

                    MARKET SHARES: HAMBURGER SEGMENT - 1997

                               [GRAPHIC OMITTED]

                            [PIE CHART APPEARS HERE]



     This chart presents the market shares by restaurant chain in the hamburger segment of the restaurant industry for 1997. The chart shows that McDonald's had the largest market share at 36.5%, and Burger King, Wendy's, Hardee's, Arby's, JIB, Sonic, Carl Jr. and others had 16.8%, 9.7%, 5.6%, 4.2%, 2.8%, 2.4%,
1.4%, and 20.6% of the market, respectively.

                      MARKET SHARES: PIZZA SEGMENT - 1997

                               [GRAPHIC OMITTED]

                           [PIE CHART APPEARS HERE]



     This chart presents the market shares by restaurant chain in the pizza segment of the restaurant industry for 1997, including Pizza Hut, Papa John, Godfathers, Domino's, SBarro, Pizzeria Uno, Little Caesar, RT Pizza, Olive Garden, CE Cheese and others.

                     MARKET SHARES: CHICKEN SEGMENT - 1997

                               [GRAPHIC OMITTED]

                           [PIE CHART APPEARS HERE]


     This chart presents the market shares by restaurant chain in the chicken segment of the restaurant industry for 1997. The chart shows that KFC had 38.5% market share, while Boston Market, Popeyes, Chick-Fil-A, Church's, and others had 12.7%, 7.0%, 6.2%, 5.5% and 30.1% market share, respectively.

                     MARKET SHARES: MEXICAN SEGMENT - 1997

                               [GRAPHIC OMITTED]

                           [PIE CHART APPEARS HERE]



     This chart presents the market shares by restaurant chain in the Mexican segment of the restaurant industry for 1997. The chart shows that Taco Bell had 38.5% market share, while Chi Chi's, Del Taco, Taco Cabana, El Chico and others had 12.7%, 7.0%, 6.2%, 5.5% and 30.1% market share, respectively.

                    MARKET SHARES: SANDWHICH SEGMENT - 1997

                               [GRAPHIC OMITTED]

                           [PIE CHART APPEARS HERE]


     This chart presents the market shares by restaurant chain in the sandwich segment of the restaurant industry for 1997. The chart shows that Subway had
48.3 % market share, while Blimpie, Schlotzky's, Miami Subs, Wall Street Deli, and others had 22.2%, 12.8%, 7.4%, 5.6% and 3.7% market share, respectively.

                        OTHER MULTI-UNIT CONCEPTS: 1997

                               [GRAPHIC OMITTED]

                           [PIE CHART APPEARS HERE]


     This chart presents the market shares in the other multi-units restaurants for different restaurant chains for 1997, including Denny's, Applebee's, Chili's, Outback, Shoney's, T.G.I. Friday's, IHOP, Cracker Barrel, Big Boy, Golden Corral, Perkins and others.

                     MARKET SHARES: SEAFOOD SEGMENT - 1997

                               [GRAPHIC OMITTED]

                           [PIE CHART APPEARS HERE]


     This chart presents the market shares by restaurant chain in the seafood segment of the restaurant industry for 1997. The chart shows that Red Lobster had 59.8% market share, while LJS, Capt D's, and others had 19.7%, 10.9% and 9.6% market share, respectively.

                       FRANCHISED RESTAURANT RENT SURVEY

                               [GRAPHIC OMITTED]

                           [BAR CHART APPEARS HERE]


     This chart presents rent, as a percentage of the gross sales, paid by different franchised restaurants grouped by 1) the type of the franchised restaurants, including fast food, family or all, and 2) the region in which such restaurants operate, including east, north/central, south/central and west.

                     TOP 10 RESTAURANT MARKET SHARES: 1997

                               [GRAPHIC OMITTED]

                           [BAR CHART APPEARS HERE]


     This chart provides the market shares of the top 10 restaurant chains in terms of market share for 1997. The chart shows that McDonald's had 32.0% market share, while Burger King, Pizza Hut, Taco Bell, Wendys's, KFC, Hardees, Subway, Dominos, and Arby's had 14.3%, 9.7%, 8.5%, 8.5%, 7.6%, 6.0%, 5.3%, 4.6%
and 3.7% market share, respectively.

                -----------------------------------------------
                           ALL RESTAURANT CATEGORIES
                OVERALL CAPITALIZATION RATE NORMAL DISTRIBUTION
                -----------------------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of the overall capitalization rates for all restaurant categories based on a sample of 506 restaurants. The curve shows that the lowest capitalization rate was 5.48%, the highest 16.17%, and the mean 10.01% with a standard deviation of 0.96%.

                -----------------------------------------------
                             FAST FOOD RESTAURANTS
                OVERALL CAPITALIZATION RATE NORMAL DISTRIBUTION
                -----------------------------------------------

                              [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of the overall capitalization rates for the fast food restaurant category based on a sample of 299 restaurants. The curve shows that the lowest capitalization rate was 7.03%, the highest 13.2%, and the mean 9.96% with a standard deviation of 0.82%.

                -----------------------------------------------
                              FAMILY RESTURANTS
                OVERALL CAPITALIZATION RATE NORMAL DISTRIBUTION
                -----------------------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of the overall capitalization rates for the family restaurant category based on a sample of 207 restaurants. The curve shows that the lowest capitalization rate was 5.48%, the highest 16.7%, and the mean 10.09% with a standard deviation of 1.12%.

                    --------------------------------------
                           ALL RESTAURANT CATEGORIES
                    RENT AS % OF SALES NORMAL DISTRIBUTION
                    --------------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of rent as a percentage of sales for all restaurant categories based on a sample of 425 restaurants. The curve shows that the lowest percentage was 2.47%, the highest 23.46%, and the mean 8.94% with a standard deviation of 3.36%.

                    --------------------------------------
                             FAST FOOD RESTAURANTS
                    RENT AS % OF SALES NORMAL DISTRIBUTION
                    --------------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of rent as a percentage of sales for the fast food restaurant category based on a sample of 266 restaurants. The curve shows that the lowest percentage was 2.9%, the highest 23.46%, and the mean 9.10% with a standard deviation of 3.43%.

                    --------------------------------------
                              FAMILY RESTAURANTS
                    RENT AS % OF SALES NORMAL DISTRIBUTION
                    --------------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of rent as a percentage of sales for the family restaurant category based on a sample of 159 restaurants. The curve shows that the lowest percentage was 2.47%, the highest 19.57%, and the mean 8.68% with a standard deviation of 3.22%.

                          ---------------------------
                           ALL RESTAURANT CATEGORIES
                          RENT/SF NORMAL DISTRIBUTION
                          ---------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of rent per square foot for all restaurant categories based on a sample of 805 restaurants. The curve shows that the lowest rent per square foot was $5, the highest $81, and the mean $28 with a standard deviation of $12.

                          ---------------------------
                             FAST FOOD RESTAURANTS
                          RENT/SF NORMAL DISTRIBUTION
                          ---------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of rent per square foot for the fast food restaurant category based on a sample of 533 restaurants. The curve shows that the lowest rent per square foot was $6, the highest $81, and the mean $31 with a standard deviation of $12.

                          ---------------------------
                              FAMILY RESTAURANTS
                          RENT/SF NORMAL DISTRIBUTION
                          ---------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of rent per square foot for the family restaurant category based on a sample of 272 restaurants. The curve shows that the lowest rent per square foot was $5, the highest $60, and the mean $22 with a standard deviation of $9.

                       ---------------------------------
                           ALL RESTAURANT CATEGORIES
                       SALE PRICE/SF NORMAL DISTRIBUTION
                       ---------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of sale price per square foot for all restaurant categories based on a sample of 709 restaurants. The curve shows that the lowest sale price per square foot was $29, the highest $904, and the mean $252 with a standard deviation of $124.

                       --------------------------------
                             FAST FOOD RESTAURANTS
                       SALE PRICE/SF NORMAL DISTIBUTION
                       --------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]


     This bell curve presents the normal distribution of sale price per square foot for the fast food restaurant category based on a sample of 408 restaurants. The curve shows that the lowest sale price per square foot was $35, the highest $904, and the mean $285 with a standard deviation of $131.

                       ---------------------------------
                              FAMILY RESTAURANTS
                       SALE PRICE/SF NORMAL DISTRIBUTION
                       ---------------------------------

                              [GRAPHOC OMITTED]

                            [GRAPH APPEARS HERE]



     This bell curve presents the normal distribution of sale price per square foot for the family restaurant category based on a sample of 301 restaurants. The curve shows that the lowest sale price per square foot was $29, the highest $550, and the mean $208 with a standard deviation of $96.

               -------------------------------------------------
                           ALL RESTAURANT CATEGORIES
               GROSS INCOME MULTIPLIER (GIM) NORMAL DISTRIBUTION
               -------------------------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]



     This bell curve presents the normal distribution of the gross income multiplier for all restaurant categories based on a sample of 506 restaurants. The curve shows that the lowest gross income multiplier was 6.18, the highest 18.23, and the mean 10.08 with a standard of deviation of 1.01.

               -------------------------------------------------
                             FAST FOOD RESTAURANTS
               GROSS INCOME MULTIPLIER (GIM) NORMAL DISTRIBUTION
               -------------------------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]



     This bell curve presents the normal distribution of the gross income multiplier for the fast food restaurant category based on a sample of 299 restaurants. The curve shows that the lowest gross income multiplier was 7.58, the highest 14.22, and the mean 10.11 with a standard deviation of 0.83.

               -------------------------------------------------
                              FAMILY RESTAURANTS
               GROSS INCOME MULITPLIER (GIM) NORMAL DISTRIBUTION
               -------------------------------------------------

                               [GRAPHIC OMITTED]

                             [GRAPH APPEARS HERE]



     This bell curve presents the normal distribution of the gross income multiplier for the family restaurant category based on a sample of 207 restaurants. The curve shows that the lowest gross income multiplier was 6.18, the highest 18.23, and the mean 10.04 with a standard deviation of 1.23.

                                QUALIFICATIONS





                                            COMPLETE APPRASIAL-RESTRICTED REPORT

                          APPRAISAL QUALIFICATIONS OF
                            ADNAN BEN ABDALLAH, MA


EDUCATION:              -     Master of Arts in Real Estate and Urban Analysis
---------
                              (Appraisal Institute Sponsored Program), with a minor in Building Construction, University of Florida, December, 1993.

                        -     Bachelor in Accounting, IHEC, University of Tunis
                              - Tunisia, June, 1988.

PROFESSIONAL
------------
EDUCATION:              -     Courses/Examinations completed under the direction
---------
                              of the Appraisal Institute sponsored Master's
                              Program

                        -     Real Estate Appraisal Principles (Examination 1A1)

                        -     Basic Valuation Procedures (Examination 1A2)

                        - Capitalization Theory and Techniques, Part A (Examination 1BA)

                        - Capitalization Theory and Techniques, Part B (Examination 1BB)

                        -     Case Studies in Real Estate Valuation (Examination
                              2-1)

                        -     Report Writing and Valuation Analysis (Examination
                              2-1)

                        -     Project Program Seminar

APPRAISAL INSTITUTE
-------------------
COURSES:                -     Standards of Professional Practice, Part A
-------

                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                               QUALIFICATIONS OF
                       LAURENCE R. GOLDENBERG, MURP, MBA

EDUCATION:              -     University of Central Florida, Master of Business
---------
                              Administration (MBA)
                        -     University of Pittsburgh, Master of Urban and
                              Regional Planning, (MURP)
                        -     Dickinson College, B.A. Degree

PROFESSIONAL
CERTIFICATION:          -     Florida State Certified General Appraiser
-------------
                              #RZ0001980

PROFESSIONAL
AFFILIATIONS:           -     State of Florida, Licensed Real Estate Salesperson
------------

APPRAISAL
EDUCATION:              -     Appraisal Board Course I (ABI)
---------
                        -     Appraisal Board Course III (ABIII)
                        -     Capitalization Rates and Income Valuation
                        -     Standards of Professional Practice SPP-A (AI)
                        -     Standards of Professional Practice SPP-B (AI)
                        -     USPAP/Law Update (A92)
                        -     Appraisal Methods and Applications (A141)

RELATED
EDUCATION:              -     Real Estate Finance I
---------
                        -     Managerial Finance I and II
                        -     Financial and Managerial Accounting
                        -     Macroeconomic & Microeconomic Theory I and II
                        -     Investment Management
                        -     Urban Development Systems

Has prepared Appraisals, Feasibility Studies and Analysis for various clients, a partial listing of which follows:

- CNL Investment Company
- Commercial Net Lease Realty, Inc.
- United American Bank
- Bank of Winter Park
- Community First Bank
- Frisch's Restaurants, Inc.
- Southern Bank of Central Florida
- Commercial State Bank
- Cushman, Inc.
- CNL Realty Investors, Inc.
- Orange Bank
- Florida Hospital

- In addition, Mr. Goldenberg has several years of land planning experience with the Orange County, (Florida) Planning Department. Projects Mr. Goldenberg was involved with at Orange County include, but are not limited to the Growth Management Plan Update, Amendments to the Growth Management Plan and Activity Center Studies. Mr. Goldenberg also has experience with the Chester County (Pennsylvania) Planning Department.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                  QUALIFICATIONS OF EDWARD P. KARABEDIAN, MBA

EDUCATION:              -     Hofstra University Graduate School of Business:
---------
                              Master of Business Administration in Finance
                              Degree (MBA) 1985
                        -     SUNY at Stonybrook: B.A. Degree. 1982

PROFESSIONAL            -     Candidate for the MAI designation of the Appraisal
AFFILIATIONS                  Institute
------------
                        -     General Associate Member of the Appraisal
                              Institute IIN #: 077588507/Candidate No. M930794

PROFESSIONAL            -     Florida Association of Realtors
ASSOCIATIONS            -     National Association of Realtors
------------
                        -     Orlando Area Board of Realtors
                        -     Orlando Area Chamber of Commerce
                        -     Member International Council of Shopping Centers
                              (ICSC)

PROFESSIONAL
CERTIFICATION:          -     Florida State Certified General Appraiser
-------------
                              #RZ0000782

PROFESSIONAL
LICENSES:               -     State of Florida, Licensed Real Estate Broker
--------

APPRAISAL               -     Real Estate Appraisal Principles   (AIREA) 1987
EDUCATION:              -     Basic Valuation Procedures         (AIREA) 1987
---------
                        -     Income Capitalization, Part A      (AIREA) 1987
                        -     Income Capitalization, Part B      (AIREA) 1987
                        -     Case Studies and Analysis          (AIREA) 1988
                        -     Florida Certified Appraiser Course (CA II) 1992
                        -     Standards of Professional Practice
                               SPP-A                             (AI)    1992
                        -     Standards of Professional Practice
                               SPP-B                             (AI)    1992
                        -     Standards of Professional Practice
                        -      Update                            (RES)   1994
                        -     USPAP/Law Update                   (A92)   1996
                        -     Appraisal Methods and Applications (A141)  1996

RELATED                 -     Securitization of Real Estate
EDUCATION:              -     Real Estate Finance I & II
---------
                        -     Managerial Finance
                        -     Financial and Managerial Accounting
                        -     Macroeconomic & Microeconomic Theory I & II
                        -     Investment Banking I & II
                        -     Securities and Capital Markets Finance
                        -     Money and Banking Principles
                        -     International Real Estate Investment & Analysis
                                                                 (FIABCI)


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

QUALIFICATIONS OF EDWARD P. KARABEDIAN
Page Two

Has prepared Business Valuation, Appraisals, Feasibility Studies and Investment Analyses for various public and private sector clients, a partial listing of which follows:

-  CNL Institutional Advisors, Inc.       -  AmSouth Bank
-  CNL Investment Company                 -  Burger King Corporation
-  CNL Group                              -  Grand Metropolitan, Plc
-  United American Bank                   -  TRR Enterprises
-  Franchise Service Options              -  South Trust Bank
-  American Heritage Life Insurance Co.   -  Brauvin Real Estate Funds
-  Florida Hospital                       -  Security Mutual Life Insurance Co.
-  Daniel Realty                          -  Bank of Winter Park
-  Citibank, N.A.                         -  Centrust Savings & Loan
-  Resources Pension Shares               -  Southeast Bank
-  National Property Investors            -  Barnett Bank
-  The Travelers                          -  Orange County
-  Kimco Group                            -  O.O.C.E.A. (Expressway
-  Integrated Resources                         Authority)
-  Chase Manhattan, N.A.                  -  Lake Nona Development
-  Prudential Capital                     -  Southeast Investment Properties
-  Fleet Bank                             -  First Union Bank
-  Cornerstone Properties                 -  CNL Investment Company
-  The Meredith Organization              -  Benderson Development
-  Breslin Realty Development Corp.       -  Southeast Bank
-  Rockefeller Center Development Group   -  Florida National Bank
-  National Park Service                  -  Freedom Savings & Loan
-  Environmental Protection Agency        -  Regional Construction
-  On-Site Group, Inc.                    -  RIC Properties
-  Paragon Properties                     -  Commercial State Bank
-  Resolution Trust Corporation           -  Chase Manhattan Bank
-  Network Appraisal Group                -  Bayco Development Company
-  The Bank of Winter Park                -  Resolution Trust Corporation (RTC)
                                             (J.E. Roberts SAMDA)

Have performed and assisted on the following condemnation and/or eminent domain appraisal projects:

O.O.C.E.A. - Woodbury Lane R.O.W. Project
O.O.C.E.A. - Paradi Lane Project
O.O.C.E.A. - Valencia College Lane Project
O.O.C.E.A. - Chickasaw Trail Project
Florida D.O.T. - Whisper Lakes Drainage Easement Areas
Orange County R.O.W. - Lancelot Avenue Water Retention Areas
New York State D.O.T. - Long Island Expressway R.O.W. Takings - Huntington Township


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                          APPRAISAL QUALIFICATIONS OF
                               VINCENT MALDONADO

EDUCATION:              -     Bernard M. Baruch College, Bachelor of Business
---------
                              Administration in Real Estate Degree (BBA)

AFFILIATIONS:           -     General Associate Member of the Appraisal
------------
                              Institute
                        -     National Association of Realtors
                        -     Orlando Area Board of Realtors

PROFESSIONAL
CERTIFICATION:          -     Florida State Certified General Appraiser
-------------
                              #RZ0001249

PROFESSIONAL
AFFILIATIONS:           -     State of Florida, Licensed Real Estate Broker
------------

APPRAISAL EDUCATION     -     Single Family Residential 101 (SREA)
-------------------
                        -     R-2 Single Family Case Study (SREA)
                        -     Income Property Analysis 201 (SREA)
                        -     HP12C Seminar (AIREA)
                        -     Florida Certified Appraisers Course (CAII)
                        -     Standards of Professional Practice SPP-A (AI)
                        -     Standards of Professional Practice SPP-B (AI)
                        -     Standards of Professional Practice Update (RES)
                        -     USPAP/Law Update (A92)
                        -     Appraisal Methods and Applications (A141)

RELATED EDUCATION:      -     Managerial Finance
-----------------
                        -     Micro and Macro Economics
                        -     International Real Estate Investment & Analysis
                              (FIABCI)
                        -     Real Estate Appraisal and Analysis

Has performed and assisted on the following condemnation and/or eminent domain appraisal projects:

      Orange County R.O.W.
      O.O.C.E.A.
      Osceola County R.O.W. Parcel 107

Has prepared Appraisals, Feasibility Studies and Investment Analysis for various public and private sector clients, a partial listing of which follows:


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

-----------------------------------------------
Page Two

PREPARED AND PARTICIPATED IN APPRAISALS FOR:

- Alliance Funding Ltd.
- Anchor Savings Bank
- Anderson Dental Lab, Inc.
- Atico Savings Bank
- Azalea Manor
- Baker and Hostetler
- Barrett and Sons Sailing Center
- Bellows
- Beneficial Finance Corp.
- Brokers Mortgage Service, Inc.
- Brooklyn Federal Savings & Loan Association
- CNL Income Funds
- Central Florida Title Insurance Company
- Child Life, Inc.
- Chemical Bank
- Citibank, N.A.
- Citizens & Southern Bank of Fla.
- Commercial State Bank
- Comprehensive Marketing Systems, Inc.
- Crossland Savings Bank
- Danis Properties
- Dime Savings Bank of New York
- Dime Savings Bank of Williamsburg
- Empbanque Capitol Corp.
- Empire of America Realty Credit Corp.
- Florida National Bank
- Frisch's Restaurants, Inc.
- Goldome F.S.B.
- Goldome Realty Credit Corp.
- H.W.D. Funding Limited
- Hartford Funding Ltd.
- Household Finance Corp.
- Karst, Inc.
- Roderick T. Hunt Associates
- Kadilac Funding
- Kasa Lithuanian Credit Union
- Maritec Industries
- Master Halco, Inc.
- Money Store
- Mortgage Clearing House
- National Health Care Affiliates, Inc.
- O.O.C.E.A (Expressway Authority)
- Orange Bank
- Orlando Medical Associates
- Osceola County R.O.W.
- Paragon Group
- Regional Construction Corp.
- S.M.A. Funding
- Security Mutual Life Insurance Company of New York
- Shee Con, Inc.
- Shubert Construction Co., Inc.
- South Trust Bank
- Sutton Industries, Inc.
- United American Bank
- Whitaker, Dorough, Whitaker and Wren
- Wood X-Ray and Supply, Inc.
- Zom Companies


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

                   QUALIFICATIONS OF JAMES R. WHITE MAI, SRA
                      MANAGING DIRECTOR/REAL ESTATE GROUP
                      -----------------------------------
Business Address
----------------

732 North Thornton Avenue
Orlando, Florida 32803

Educational Background
----------------------

He has been active in the appraisal profession since 1967. His formal educational background includes studies at Northern Illinois University, as well as completion of a variety of courses sponsored by the Appraisal Institute. Moreover, he has attended seminars on environmental issues, finance, eminent domain, feasibility analysis, construction, computer applications, and other real estate related topics sponsored by the Appraisal Institute and other independent organizations.

Professional Affiliations
-------------------------

Appraisal Institute - MAI No. 5158 (1974)
Appraisal Institute - RM No. 372 (1972)
State Certified General Appraiser #RZ0001875
Licensed Florida Real Estate Broker

Professional Experience
-----------------------

Currently, he is the Managing Director for Valuation Associates Real Estate Group, Inc. During 1991-92, he held the position as Senior Review Appraiser for American Pioneer Savings Bank/RTC and was responsible for appraiser's compliance with the Resolution Trust Corporation's guidelines and the Uniform Standards of Professional Appraisal Practice. From 1980 to 1986, he was vice president of Associated Real Estate Analysts, Inc. Previously, from 1972 to 1979, he was president of Midwest Appraisal and Research Corporation in the Chicago area.

His real estate experience highlights a wide variety of assignments including timeshare resorts, economic studies, mobile home parks, subdivisions, railroad right-of-way, churches, single family dwellings, restaurants, and leased fee interests. Additionally, he has been qualified as an expert appraisal witness and has testified in court in eminent domain and zoning matters.

Clients Served
--------------

During his many years in the real estate community, he has had the opportunity to serve a wide variety of clients, including those with national, as well as international interests. These clients include developers and lenders such as Barnett Bank, National Bank of Commerce, United American Bank, various municipalities and insurance companies, as well as law firms and individuals. A detailed list of clientele is available upon request.


                                          COMPLETE APPRAISAL - RESTRICTED REPORT

[LOGO OF VALUATION ASSOCIATES APPEARS HERE]

                       SUPPLEMENTAL ADDENDA (VAI8-1309A):

           ESTIMATION OF THE GOING CONCERN VALUE OF THE SUBJECT FUND


                        ADDENDA TO THE FOLLOWING REPORT:

                     COMPLETE APPRAISAL - RESTRICTED REPORT

                                      OF:

                             THE AGGREGATE VALUE OF
                    THE LEASED FEE AND FEE SIMPLE INTERESTS
                            OF PROPERTIES WITHIN THE
                             PROPERTY PORTFOLIO OF
                             CNL INCOME FUND, LTD.
                     CALENDAR YEAR ENDING DECEMBER 31, 1998


                                 PREPARED FOR:

              CNL INCOME FUND IX, LTD., AND ITS GENERAL PARTNERS,
                      MR. JAMES SENEFF, MR. ROBERT BOURNE,
                           AND CNL REALTY CORPORATION
                             400 EAST SOUTH STREET
                             ORLANDO, FLORIDA 32801

                                  PREPARED BY:

                  VALUATION ASSOCIATES REAL ESTATE GROUP, INC.
                           732 NORTH THORNTON AVENUE
                             ORLANDO, FLORIDA 32803


                          EFFECTIVE DATE OF APPRAISAL
                               DECEMBER 31, 1998

                                   VAI8-1309

               [LETTERHEAD OF VALUATION ASSOCIATES APPEARS HERE]

                       SUPPLEMENTAL ADDENDA (VAI8-1309A):
           ESTIMATION OF THE GOING CONCERN VALUE OF THE SUBJECT FUND


As an adjunct to this assignment (our file #VAI8-1309A), the client has requested that we estimate the aggregate value of the funds as a going concern exclusive of cash, securities held and other cash equivalent assets which may be held in partnership accounts. The concept of going concern value in respect to this assignment varies from the definition commonly used in the valuation of real property. The definition of the term as it applies to real property is as follows:

The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. . . . The Dictionary
                                                                  --------------
of Real Estate Appraisal 3/rd/ ed. Appraisal Institute.
----------------------------------

This definition was developed to be utilized in the valuation of a specific real property operation such as a hotel, restaurant or other such enterprise where ideally, the combination of real property, furniture, fixtures, and equipment, business operational skills and certain intangibles provide a synergistic result.

As the term "going concern" value applies in the context of the subject assignment, the emphasis is also heavily upon the management of the fund itself. The real properties within the fund intrinsically form the first value tier along with the individual property operations themselves. The second tier of management responsibilities is directly related to the operation of the fund as a distinct entity yet integrated to a degree with the overall effort. As a result, the property specific definition above is modified conceptually to reflect a more intensive effort pertaining to the management of the entity as a whole, comprised of numerous individual properties.

In order to competently accomplish the fund management function, certain efforts are required in order to ensure and maintain the optimum aggregate value. These administrative efforts include not only the normal duties associated with the day to day property level fund operations, but include additional functions relating to fund management such as complying with Securities and Exchange Commission reporting requirements as they relate to publicly traded limited partnerships, investor relations and communications, and management issues not specifically related to basic property level activities.

Since the operation of the fund will result in additional expenses, it is necessary to deduct an amount attributable to these items from the gross property revenue generated. Based upon our analysis of these factors which are outlined above, it is our judgement that an annual amount equal to four percent of the revenue is a realistic and well supported estimate.

During the course of our estimation of going concern value, we have herein incorporated by reference all descriptive and empirical data and information contained within our file #VA8-1309A.

After careful consideration and analysis, we have estimated the going concern value of the subject fund, as of the effective date of valuation, to be as follows:

It is the opinion of the appraisers that the going concern value of the subject fund, assuming its continued operation as CNL Income Fund IX, Ltd. as described herein, exclusive of furniture, fixtures and equipment (FF&E), cash, securities or cash equivalents held in fund accounts, or business value (if any), of the individually operated real properties which comprise the fund, as of the
effective date of this   report, was:

                                 $35,900,000.00

                              CERTIFICATE OF VALUE
                              --------------------

We certify that, to the best of our knowledge and belief:

-  The statements of fact contained in this report are true and correct.

- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

- We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

- Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event, nor a specific loan amount or value.

- Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

- We have not made a personal inspection of the property that is the subject of this report.

- No one provided significant professional assistance to the persons signing this report.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

It is the opinion of the appraisers that the going concern value of the subject fund, assuming its continued operation as CNL Income Fund IX, Ltd. as described herein, exclusive of furniture, fixtures and equipment (FF&E), cash, securities or cash equivalents held in fund accounts, or business value (if any), of the individually operated real properties which comprise the fund, as of the
effective date of this   report, was:

                                 $35,900,000.00

Respectfully Submitted,
VALUATION ASSOCIATES REAL ESTATE GROUP, INC.



Edward P. Karabedian, MBA                Vincent Maldonado
Principal                                Principal
General Associate Member of the          General Associate Member of the
Appraisal Institute                      Appraisal Institute
State Certified General Appraiser        State Certified General Appraiser
#RZ0000782                               #RZ0001249


Laurence R. Goldenberg, MBA, MURP        James R. White, MAI, SRA
Vice President                           Managing Director/Real Estate Group
State Certified General Appraiser        State Certified General Appraiser
#RZ0001980                               #RZ0001875
                                         Technical Desk Review Only

Ben Abdallah, MA
Associate